Exhibit 10.3

AMENDED AND RESTATED
PURCHASE AND SALE AGREEMENT

dated as of December 15, 2015

by and between

INVENERGY WIND GLOBAL LLC
a Delaware limited liability company,
as Seller

and

TERRAFORM IWG ACQUISITION HOLDINGS III, LLC

a Delaware limited liability company,
as Purchaser

i

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PURCHASER AND TERRAFORM POWER		40

4.01	Existence.	40

4.02	Authority.	41

4.03	No Consent.	41

4.04	No Conflicts.	41

4.05	Governmental Approvals.	41

4.06	Legal Proceedings.	41

4.07	Purchase for Investment.	42

4.08	Brokers.	42

4.09	Permits and Filings.	42

4.10	Compliance with Laws.	42

4.11	Due Diligence.	42

4.12	Financial Ability to Close.	43

4.13	Tax Matters.	43

4.14	Compliance.	44

4.15	Plan Assets.	44

4.16	TerraForm Power.	44

ARTICLE 5 COVENANTS OF SELLER		46

5.01	Regulatory and Other Permits.	46

5.02	Access to Information.	47

5.03	Conduct of Business.	47

5.04	Exclusivity.	50

5.05	Records.	50

5.06	Fulfillment of Conditions.	50

5.07	Further Assurances.	51

5.08	Seller Disclosure Schedule.	51

5.09	Reserved.	52

5.10	Intercompany Obligations.	52

5.11	Pre-Closing Reorganization.	52

5.12	Prairie Breeze III Closing.	52

5.13	Cooperation.	53

ARTICLE 6 COVENANTS OF PURCHASER		53

6.01	Regulatory and Other Permits.	53

6.02	Fulfillment of Conditions.	54

6.03	Further Assurances.	54

6.04	Replacement of Support and Affiliate Obligations.	55

6.05	The 1603 Claims.	55

6.06	Other Purchases.	56

6.07	Expansion Rights.	56

6.08	Prairie Breeze III Closing.	56

ARTICLE 7 CONDITIONS TO OBLIGATIONS OF PURCHASER		56

7.01	Conditions to Obligations of Purchaser at the Initial Closing.	56

7.02	Conditions to Obligations of Purchaser at the Subsequent Closing.	59

ARTICLE 8 CONDITIONS TO OBLIGATIONS OF SELLER		64

8.01	Conditions to Obligations of Seller as of the Initial Closing.	64

8.02	Conditions to Obligations of Seller as of the Subsequent Closing.	66

ARTICLE 9 TAX MATTERS		68

9.01	Certain Taxes.	68

9.02	Allocation of Purchase Price.	70

9.03	Tax Contests.	71

9.04	Tax Characterization.	71

ARTICLE 10 SURVIVAL		71

10.01	Survival of Representations, Warranties, Covenants and Agreements.	71

ARTICLE 11 INDEMNIFICATION		72

11.01	Indemnification by Seller.	72

11.02	Indemnification by Purchaser.	72

11.03	Period for Making Claims.	73

11.04	Limitations on Claims.	73

11.05	Procedure for Indemnification.	73

11.06	Rights of Indemnifying Party.	74

11.07	Exclusive Remedy.	75

11.08	Indemnity Treatment.	75

11.09	Payment of Claims.	75

ARTICLE 12 TERMINATION		76

12.01	Termination.	76

12.02	Effect of Termination.	76

ARTICLE 13 MISCELLANEOUS		77

13.01	Notices.	77

13.02	Entire Agreement.	78

13.03	Specific Performance.	78

13.04	Time of the Essence.	78

13.05	Expenses.	78

13.06	Confidentiality.	78

13.07	Waiver.	79

13.08	Amendment.	79

13.09	No Third Party Beneficiary.	79

13.10	Assignment.	79

13.11	Severability.	80

13.12	Governing Law.	80

13.13	Consent to Jurisdiction	80

13.14	Waiver of Jury Trial.	81

13.15	Attorneys’ Fees.	81

13.16	Limitation on Certain Damages.	81

13.17	Disclosures.	82

13.18	Facsimile Signature; Counterparts.	82

13.19	Public Announcements.	82

13.20	No Strict Construction.	83

13.21	Financing Sources.	83

EXHIBITS

Exhibit A	Projects

Exhibit B	Assignments of Membership Interests

Exhibit C	Wire Transfer Instructions

Exhibit D	Form of Closing Certificate of Seller

Exhibit E	Form of Secretary’s Certificate of Seller

Exhibit F	Form of Certificate of Non-Foreign Status of Seller

Exhibit G	Form of Closing Certificate of Purchaser

Exhibit H	Form of Secretary’s Certificate of Purchaser

Exhibit I	Form of Purchaser Parent Guaranty

Exhibit J	Form of Transition Services Agreement

Exhibit K	Form of Amended and Restated LLC Agreement

Exhibit L	Form of O&M Agreement

Exhibit M	Invenergy Restructuring Chart

Exhibit N	Form of Option Agreement

v

ANNEXES
Annex 1	Acquired Entities

Annex 2	1603 Claims

Annex 3	Constitutive Documents

Annex 4	Facility Management Agreements

Annex 5	Financing Documents

Annex 6	Knowledge of the Seller

Annex 7	Project Companies

Annex 8	[Intentionally Omitted]

Annex 9	Project Purchase Price

Annex 10	Support and Affiliate Obligations

Annex 11	Tax Equity LLCAs and ECCAs

Annex 12	Contracts to be Terminated or Assigned

Annex 13	Resignations

Annex 14	Expansion Rights

Annex 15	Reserve Accounts

SCHEDULES

Schedule 2.05(e): Prairie Breeze III Production Adjustment

Schedule 3.04(s): Equity Interests

Schedule 3.04(t): Options, Warrants and Other Interests in the Project Companies

Schedule 3.05(a): Project Company Owned Real Property

Schedule 3.05(b)(i): Project Company Leased Real Property

Schedule 3.05(b)(ii): Title Insurance Policies

Schedule 3.05(e): Project Company Lease Exceptions

Schedule 3.05(g): Rights of First Refusal, Duty of First Offer, Purchase Options and Similar Rights

Schedule 3.06: Seller Consents

Schedule 3.07(i) and (ii): Compliance with Laws

Schedule 3.09: Seller Governmental Approvals

Schedule 3.10: Legal Proceedings

Schedule 3.13(a): Financial Statements

Schedule 3.13(b): No Undisclosed Liabilities

Schedule 3.13(c): Certain Distributions Since March 31, 2015

Schedule 3.14: Taxes

Schedule 3.16: Acquired Entity Contracts

Schedule 3.17: Permits

Schedule 3.18: Affiliate Transactions

Schedule 3.19: Environmental Matters

Schedule 3.20: Insurance

Schedule 3.22: Bank Accounts

Schedule 3.24: Absence of Certain Changes

Schedule 4.03: Purchaser Consents

Schedule 4.05: Purchaser Approvals

Schedule 5.03(b)(viii): Agreements to be Terminated or Assigned Prior to Closing

Schedule 5.10: Intercompany Obligations

AMENDED AND RESTATED
PURCHASE AND SALE AGREEMENT

This AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of December 15, 2015 (the “Effective Date”) is made and entered into by and among Invenergy Wind Global LLC, a limited liability company (“Seller”), and TerraForm IWG Acquisition Holdings III, LLC, a Delaware limited liability company (“Purchaser”).  Seller and Purchaser are referred to, collectively, as the “Parties” and each, individually, as a “Party.”  Capitalized terms used, and not otherwise defined, herein shall have the meanings set forth in Section 1.01.

RECITALS

WHEREAS, the Seller and TerraForm IWG Acquisition Holdings, LLC entered into the Purchase and Sale Agreement, dated as of June 30, 2015 (the “Original PSA Date”), as amended by that Letter Agreement dated as of July 10, 2015 (the “Original PSA”).

WHEREAS, the Parties and TerraForm IWG Acquisition Holdings, LLC wish to divide the Original PSA into three (3) distinct Amended and Restated Purchase and Sale Agreements to be entered into concurrently to reflect (i) the partial assignment of the Original PSA by TerraForm IWG Acquisition Holdings, LLC to Purchaser, (ii) the partial assignment of the Original PSA by TerraForm IWG Acquisition Holdings, LLC to TerraForm IWG Acquisition Holdings II, LLC, and (iii) the sale of the Rattlesnake Project to TerraForm IWG Acquisition Holdings, LLC.

WHEREAS, as of the Effective Date, Invenergy Wind Operating I LLC, a Delaware limited liability company (“Invenergy”) is the direct owner of 100% of the membership interests in Seller;

WHEREAS, as of the Effective Date, Invenergy is the indirect owner of 100% of the membership interests in Invenergy US Wind I LLC;

WHEREAS, as of the Effective Date, Invenergy US Wind I LLC, a Delaware limited liability company (“Invenergy US”), is (i) the direct owner of one hundred percent (100%) of the membership interests in Invenergy Wind Development Holdings LLC, a Delaware limited liability company which is the direct owner of one hundred percent (100%) of the membership interests in Invenergy Wind Operational Holdings LLC, a Delaware limited liability company, which is the direct owner of one hundred percent (100%) of the membership interests in California Ridge Class B Holdings LLC, a Delaware limited liability company (“CR Class B Holdings”) which is the direct owner of one hundred percent (100%) of the Class B membership interests in California Ridge Holdings LLC, a Delaware limited liability company which is the direct owner of one hundred percent (100%) of the membership interests in California Ridge Project Company; and (ii) the direct owner of one hundred percent (100%) of the membership interests in Invenergy Prairie Breeze Holdings LLC, a Delaware limited liability company (“IPB Holdings”) which is the direct owner of one hundred percent (100%) of the membership interests in Prairie Breeze Class B Holdings LLC, a Delaware limited liability company (“PB Class B Holdings”), which is the direct owner of ninety-nine percent (99%) of the Class B membership interests in Prairie Breeze Holdings LLC, a Delaware limited liability company which is the direct owner of one hundred percent (100%) of the membership interests in Prairie Breeze Project Company;

WHEREAS, as of the Effective Date, Seller is the direct owner of (i) one hundred percent (100%) of the membership interests in Prairie Breeze Expansion Class B Holdings LLC, a Delaware limited liability company (“PB Expansion Class B Holdings”) which is the direct owner of one hundred percent (100%) of the membership interests in Prairie Breeze Expansion Holdings LLC, a Delaware limited liability company, and (iii) one hundred percent (100%) of the membership interests in Prairie Breeze II Project Company and Prairie Breeze III Project Company; and (ii) one hundred percent (100%) of the membership interests in Prairie Breeze Facility Manager, LLC, a Delaware limited liability company (“PB Facility Manager”); and

WHEREAS, after the Effective Date but prior to the Closing Date, Invenergy will restructure among its Affiliates the ownership of each of the Projects, and as a result (A) Seller will be the direct owner of (i) one hundred percent (100%) of the membership interests in each of IPB Holdings and PB Expansion Class B Holding and (ii) ninety-nine percent (99%) of the membership interests in of CR Class B Holdings and (B) Beech Ridge Investment Corporation, a Delaware corporation (“BRIC”), a wholly-owned subsidiary of the Seller will be the owner of  one percent (1%) of the membership interests in of CR Class B Holdings ((A) and (B) together, the “Invenergy Restructuring”).

WHEREAS, Seller desires to sell, and Purchaser desires to purchase, on the terms and subject to the conditions set forth in this Agreement the Acquired Interests.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
DEFINITIONS, INTERPRETATION

1.01            Definitions.

As used in this Agreement, the following defined terms have the meanings indicated below:

 “Accounting Principles” means the principles and methodologies used in connection with the preparation of the Financial Statements, applied on a consistent basis, and otherwise in accordance with GAAP, provided that in the event of any conflict between such principles and methodologies and GAAP, such principles and methodologies shall govern.

“Acquired Entities” means each entity set forth in Annex 1.

“Acquired Entity Contracts” has the meaning set forth in Section 3.16(a).

“Acquired Entity Real Property” means all real property of the Project Companies together with all buildings, structures, improvements and fixtures of the Project Companies, described on Schedule 3.05(a) or held pursuant to a Project Company Lease, including all Project Company Real Property.

“Acquired Interests” means the Initial Acquired Interests and the Subsequent Acquired Interests.

“Acquired Partnerships” means Prairie Breeze Holdings LLC and Prairie Breeze Expansion Holdings LLC.

“Action or Proceeding” means any action, contest, cause of action, claim, complaint, litigation, hearing, suit, dispute, arbitration, mediation, proceeding or investigation (whether civil, criminal, administrative, investigative or informal or otherwise) of or before any Governmental Authority or before any arbitrator (but with respect to any investigation only an investigation of which the applicable Person has Knowledge or has received written notice).

“Affiliate” of a specified Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified.

“Agreement” means this Amended and Restated Purchase and Sale Agreement and the exhibits, the appendices and the Disclosure Schedules, as any of the same shall be amended or supplemented from time to time.

“Amended and Restated LLC Agreement” means an Amended and Restated LLC Agreement in substantially the form attached hereto as Exhibit K.

“Annual Performance Report” means the annual performance report and certification that the Section 1603 Grant terms and conditions required to be submitted with respect to any Project on which Section 1603 Grants have been paid.

“Anti‑Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended.

“Anti-Money Laundering Laws” means the Currency and Foreign Transactions Reporting Act of 1970, as amended from time to time (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States federal law or regulation governing money laundering, drug trafficking or terrorist related activities.

“Asset Purchase Agreement” means Asset Purchase and Sale Agreement dated as of  June 30, 2015 made and entered into by and among Invenergy Wind Canada Green Holdings ULC and TerraForm IWG Ontario Holdings, LLC, and to which intervene Invenergy Wind Global LLC, Marubeni Corporation and Caisse de dépôt et placement du Québec.

“Assignment of Membership Interests” means the Assignments of Membership Interests, in substantially the form of Exhibit B attached hereto, or in such other form that is reasonably satisfactory to the Parties.

“Bank Accounts” has the meaning set forth in Section 3.22.

“BRIC”  has the meaning set forth in the Recitals.

“Business” means the business and operations of the Project Companies and the Projects.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York and Chicago, are authorized or obligated to close.

 “Calculation” has the meaning set forth in Section 2.04(a).

“Calculation Date” means as applicable the Initial Calculation Date or the Subsequent Calculation Date.

“Calculation Date Balance Sheet” has the meaning set forth in Section 2.04(a).

“Calculation Date Statement” has the meaning set forth in Section 2.04(a).

“CR Class B Holdings” has the meaning set forth in the Recitals.

“California Ridge Project” has the meaning set forth on Exhibit A.

“California Ridge Project Company” has the meaning set forth on Annex 1.

“Cap” has the meaning set forth in Section 11.04(b).

 “Cash Grant Disqualified Person” means (a) a federal, state or local government (or political subdivision, agency or instrumentality thereof), (b) an organization described in Section 501(c) of the Code and exempt from tax under Section 501(a) of the Code, (c) an entity described in paragraph (4) of Section 54(j) of the Code, (d) a real estate investment trust, as defined in Section 856(a) of the Code or a person described in Section 50(d)(1) of the Code, (e) a regulated investment company, as defined in Section 851(a) of the Code, (f) any Person who is not a United States person as defined in Section 7701(a)(30) of the Code (other than a foreign partnership or foreign pass-through entity) unless such person is subject to U.S. federal income tax on more than 50% of the gross income derived by such person from the applicable Project Company, or (g) a partnership or other "pass-through entity" (within the meaning of paragraph (g)(4) of Section 1603 of division B of the Recovery Act, including a single member disregarded entity and a foreign partnership or foreign pass-through entity) any direct or indirect partner (or other holder of an equity or profits interest) of which is an organization described in (a) through (f) above unless such person owns an indirect interest in such partnership or pass-through entity through a "taxable C corporation" (other than a real estate investment trust or regulated investment company), as that term is used in the Section 1603 Grant Guidance; provided, that if and to the extent the definition of "Disqualified Person" under Section 1603(g) Division B of the American Recovery and Reinvestment Act of 2009 is amended after the Closing Date and such amendment is applicable to the Section 1603 Grant, the definition of "Cash Grant Disqualified Person" provided in this Agreement shall be interpreted to conform to such amendment and any U.S. Department of Treasury guidance with respect thereto.

“Class A Member” has the meaning set forth in each Tax Equity LLCA.

“Class A Membership Interests” has the meaning set forth in each Tax Equity LLCA.

“Closing” means the Initial Closing or the Subsequent Closing, as applicable.

“Closing Date” means the Initial Closing Date or the Subsequent Closing Date, as applicable.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder.

“Confidentiality Agreement” means the Confidentiality and Non-Disclosure Agreement between Sun Edison, LLC and Invenergy Wind LLC, dated February 18, 2015.

“Constitutive Documents” means the formation documents of each of the Acquired Entities set forth in Annex 3.

“Contract” means any agreement, purchase order, commitment, evidence of Indebtedness, mortgage, indenture, security agreement or other contract, entered into by a Person or by which a Person or any of its assets are bound.

“Control” when used with respect to any particular Person means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, in its capacity as manager, sole or managing member, general partner, by contract or otherwise, and the terms “Control”, “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Deductible” has the meaning set forth in Section 11.04(a).

“Determination Date” has the meaning set forth in Section 5.08(b).

“Disclosure Schedules” means the schedules attached to this Agreement, and dated as of the Original PSA Date.

“ECCAs” means as the context requires, the equity capital contribution agreements listed in Annex 11.

“Effective Date” has the meaning set forth in the Preamble.

“Electronic Data Room” the Intralinks website established by Seller in the folder named “Project Einstein” and “Prairie Breeze Expansion” to which Purchaser’s representatives, advisors and consultants have been provided access.

“Environmental Attributes” means any emissions and renewable energy credits, energy conservation credits, benefits, offsets and allowances, emission reduction credits or words of similar import or regulatory effect (including emissions reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other federal, state or regional emission, renewable energy or energy conservation trading or budget program) that have been held, allocated to or acquired for the development, construction, ownership, lease, operation, use or maintenance of a Project as of:  (a) the Original PSA Date; and (b) future years for which allocations have been established and are in effect as of the Original PSA Date.

“Environmental Claim” means any suit, action, demand, directive, claim, lien, written notice of noncompliance or violation, allegation of liability or potential liability, or proceeding made or brought by any Person in each such case alleging any liability under or violation of or noncompliance with any applicable Environmental Law.

“Environmental Law” means any Law pertaining to the environment, human health and safety in connection with exposure to Hazardous Substances, and physical and biological natural resources, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), and the Superfund Amendments and Reauthorization Act of 1986, the Emergency Planning and Community Right to Know Act (42 U.S.C. §§ 11001 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §§ 6901 et seq.), and the Hazardous and Solid Waste Amendments Act of 1984, the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act (also known as the Clean Water Act) (33 U.S.C. §§ 1251 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.), the Endangered Species Act (16 U.S.C. §§ 1531 et seq.), the Migratory Bird Treaty Act (16 U.S.C. §§ 703 et seq.), the Bald and Golden Eagle Protection Act (16 U.S.C. §§ 668 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. §§ 2701 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.), and any similar or analogous state and local statutes or regulations, in effect as of the date of the Original PSA Date or the Closing Date, as applicable.

“Environmental Permits” means all Permits required under all Environmental Laws.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, the regulations promulgated thereunder and any successor statute.

“ERISA Affiliate” means, with respect to any entity, trade, or business, any other entity, trade, or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m), or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade, or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade, or business pursuant to Section 4001(a)(14) of ERISA.

 “Exempt Wholesale Generator” means an “exempt wholesale generator” under Section 1262 of PUHCA and the implementing regulations of FERC, at 18 C.F.R. §§366.1 and 366.7 (2012).

“Expansion Rights” means any real or personal, tangible or intangible property rights (including collection rights, transmission rights, interconnection rights and rights to any operation and maintenance building or related facilities) necessary for the ownership, development, construction, operation or maintenance of electric generation facilities other than the Projects by Seller or its Affiliates in the vicinity of any Project but not necessary for the ownership, development, construction, operation or maintenance of any Project, including the rights described in Annex 14.

“Facility Management Agreements” means the Facility Management Agreements listed in Annex 4.

“FERC” means the Federal Energy Regulatory Commission and any successor agency.

“Final Determination Date” has the meaning set forth in Section 2.04(d).

“Financial Statements” has the meaning set forth in Section 3.13(a).

“Financing” has the meaning set forth in Section 5.13.

“Financing Documents” means the debt financing documents of the Acquired Entities set forth in Annex 5.

“Financing Sources” means, other than Purchaser or any of its Affiliates, the entities that have directly or indirectly committed to provide, or otherwise entered into agreements with Terraform Power Operating, LLC in connection with, the financing for the purchase of the Acquired Interests contemplated by that certain Project Thor Commitment Letter dated as of July 1, 2015, including the Lead Arrangers and the parties to any joinder to such commitment letter or any loan or credit agreement or underwriting agreement (or other definitive documentation) relating thereto, together with their respective Affiliates and their or their respective Affiliates’ general or limited partners, stockholders, managers, members, agents, representatives, employees, directors, or officers and their respective successors and assigns.

“Fixed Rate Notes” means the fixed rate notes, due June 30, 2032, in an aggregate principal amount of one hundred seventy-four million sixty-seven thousand seven hundred eighty-seven Dollars ($174,067,787.00) issued under the California Ridge Project Financing Agreement (as defined in Annex 5).

“Flow-Through Entity” means a partnership, grantor trust or S corporation for federal income tax purposes.

“FPA” means Federal Power Act, 16 U.S.C. Sec. 791, et seq., and the FERC’s implementing rules and regulations thereunder, as amended from time to time.

“Fundamental Representations” has the meaning set forth in Section 11.03.

“GAAP” has the meaning set forth in Section 1.02(d).

“Governmental Approval” means any consent, approval, permit, filing or notice by or with any Governmental Authority.

“Governmental Authority” means any federal, state, local or municipal governmental body; any governmental, quasi-governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power; or any court or governmental tribunal.

“Hazardous Substances” means all substances, materials, chemicals, wastes or pollutants that are regulated under Environmental Law, including without limitation, (i) asbestos or asbestos containing materials, radioactive materials, lead, and polychlorinated biphenyls, any petroleum or petroleum product, solid waste, mold, mycotoxin, urea formaldehyde foam  insulation and radon gas; (ii) any waste or substance that is listed, defined, designated or classified as, or otherwise determined by any Environmental  Law to be, ignitable, corrosive, radioactive, dangerous, toxic, explosive, infectious, radioactive, mutagenic or otherwise hazardous; (iii) any pollutant, contaminant, waste, chemical or other material or substance (whether solid, liquid or gas) that is defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance,” or a word, term, or phrase of similar meaning or regulatory effect under any Environmental Law.

 “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IE” has the meaning set forth in Section 2.04(e).

“Indebtedness” means all obligations of a Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business which would be reflected in the Purchase Price Adjustment), (d) under capital leases, (e) secured by a Lien on the assets of such Person, whether or not such obligation has been assumed by such Person, (f) with respect to reimbursement obligations for letters of credit and other similar instruments (whether or not drawn), (g) liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement designed to protect a Person against fluctuations in interest rates or other currency fluctuations,(h) in the nature of guaranties of the obligations described in clauses (a) through (g) above of any other Person or as to which such Person has an obligation substantially the economic equivalent of a guaranty, or (i) in respect of any other amount properly characterized as indebtedness in accordance with GAAP.

“Indemnified Party” means any Person claiming indemnification under any provision of ARTICLE 11.

“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of ARTICLE 11.

“Indemnity Payment Date” has the meaning set forth in Section 11.09.

“Independent Accounting Expert” means a senior partner at the New York office of Price Waterhouse Coopers chosen by the managing partner of such office, who shall have no connection or tie to any of the Parties which would reasonably be expected to interfere with the exercise of such individual’s independent judgment, or any other accounting firm that may be agreed upon in writing by the Seller and Purchaser.

“Initial Acquired Interests” means ninety and one tenth percent (90.1%) of the equity interests in CR Class B Holdings, and IPB Holdings.

“Initial Calculation Date” means June 30, 2015.

“Initial Closing” has the meaning set forth in Section 2.03(a).

“Initial Closing Date” is the date on which the Initial Closing occurs.

“Initial Purchase Price” means an amount equal to the sum of the Project Purchase Price with respect to each Project to be sold at the Initial Closing.

“Insurance Policies” has the meaning set forth in Section 3.20.

“Insurance Proceeds”  means insurance proceeds received after the Calculation Date but related to claims filed (as set forth on Schedule 3.20) prior to the Calculation Date, which such proceeds relate to losses incurred by Seller or the Acquired Entities prior to the Calculation Date for business interruptions that occurred prior to the Calculation Date.

 “Invenergy” has the meaning set forth in the Recitals.

“Invenergy Restructuring” has the meaning set forth in the Recitals.

“Invenergy Services” means Invenergy Services LLC, a Delaware limited liability company.

“Invenergy US” has the meaning set forth in the Recitals.

“Investment Documents” means, collectively, this Agreement, the Assignments of Membership Interests, the Transition Services Agreement, the Purchaser Parent Guaranty, the O&M Agreements and the Amended and Restated LLC Agreements.

“IPB Holdings” has the meaning set forth in the Recitals.

“Knowledge of Seller” means the actual knowledge of the individuals listed in Annex 6, after reasonable inquiry which shall not require consultation with Persons other than Affiliates and their officers, directors and employees.

“Laws” means all common law, laws, statutes, treaties, rules, Orders, codes, ordinances, standards, regulations, restrictions, official guidelines, policies, directives, interpretations, Permits or like action having the effect of law of any Governmental Authority including Anti-Money Laundering Laws and Anti-Corruption Laws.

“Lead Arrangers” means the lead arrangers for the financing contemplated by the commitment letter referred to in the definition of “Financing Sources.”

“Lease” means a lease, ground lease, sublease, license, concession, easement, mortgage, license, right of way, surface and encroachment agreement, setback waiver agreement, municipal right of way agreements, special use permit, cross and co-location agreements and permits, subordination and non-disturbance agreements, and road user agreements or other deed or written agreement, including any option relating thereto, to which a Project Company is a party, in respect of the demise of any real property of a Project owned by an Acquired Entity.

“Liabilities” means any liability, Indebtedness, obligation, claim, commitment, or expense, in each case, requiring either (i) the payment of a monetary amount, or (ii) any type or fulfillment of an obligation, and in each case whether known, liquidated, due or to become due, accrued, absolute, contingent, asserted, matured, unmatured, secured or unsecured.

“Lien” means any mortgage, security deed, security title, pledge, lien, charge, encumbrance, lease, easement, security interest, option, deed of trust, installment sale, warranty, claim, defect of title, restriction (whether on voting, sale, transfer, use, disposition or otherwise), encroachment, conditional sale, or title retention agreement.

“Losses” means any and all claims, damages, losses, Liabilities, Taxes, costs, fines, judgments, interest, penalties and expenses (including settlement costs and any reasonable legal, accounting or other expenses for investigating or defending any actions or threatened actions), and excluding any consequential, incidental, indirect, special, exemplary or punitive damages, except to the extent paid or payable with respect to a third party claim for which indemnification hereunder is otherwise required.

“Made Available” means the respective materials were posted to the Electronic Data Room and remained in the Electronic Data Room at all times  through the Closing.

“Material Adverse Effect” means with respect to any Person, any change or effect that, individually or in the aggregate with other such changes or effects, is materially adverse to (a) the Business, results of operations, assets or liabilities, financial condition, or properties of the Acquired Entities or the Projects, in each case, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby or perform its obligations hereunder, or the ability of Seller to consummate the transactions contemplated by the Investment Documents to which it is a party or perform its obligations thereunder, each on a timely basis; provided, however, that none of the following shall be or will be deemed to constitute and shall not be taken into account in determining the occurrence of a Material Adverse Effect, to the extent not having a disproportionate  adverse effect on any Acquired Entity or the Projects compared to other wind generation projects within the same regional transmission organization (RTO):  any change, event, effect or occurrence (or changes, events, effects or occurrences taken together) resulting from (a) any economic change generally affecting the international, national or regional (i) electric generating industry or (ii) wholesale markets for electric power; (b) any economic change in markets for commodities or supplies, including electric power, as applicable, used in connection with the relevant Project Company; (c) any act of God or change in general regulatory or political conditions, including any engagements of hostilities, acts of war or terrorist activities, or changes imposed by a Governmental Authority associated with additional security; (d) any change in any Laws (including Environmental Laws) adopted or approved by any Governmental Authority; (e) any change in the financial, banking, or securities markets (including any suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, American Stock Exchange or Nasdaq Stock Market) or any change in the general national or regional economic or financial conditions; (f) any actions to be taken pursuant to or in accordance with this Agreement; or (g) the announcement or pendency of the transactions contemplated hereby, including disputes or any fees or expenses incurred in connection therewith or any labor union activities or disputes (other than with respect to Seller and its affiliates).

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“O&M Agreement” means an O&M Agreement in substantially the form attached hereto as Exhibit L.

“OFAC” means the Office of Foreign Assets Control of the United States Department of Treasury.

“Option Agreement” means an Option Agreement in substantially the form attached hereto as Exhibit N.

“Order” means any writ, judgment, injunction, ruling, decision, order or similar direction of any Governmental Authority, whether preliminary or final.

“Original PSA” has the meaning set forth in the recitals.

“Original PSA Date” has the meaning set forth in the recitals.

“Original Purchaser Parent Guaranty” means that certain Amended and Restated Guaranty, dated as of December 15, 2015, made by TerraForm Power for the benefit of Seller.

“Other Purchase Agreements” means (a) that certain Amended and Restated Purchase and Sale Agreement, dated as of the Effective Date, by and between Seller and TerraForm IWG Acquisition Holdings, LLC and (b) that certain Amended and Restated Purchase and Sale Agreement, dated as of the Effective Date, by and between Seller and TerraForm IWG Acquisition Holdings II, LLC.

“Party” or “Parties” has the meaning set forth in the preamble of this Agreement.

“PBII Title Company” has the meaning set forth in Section 7.02(p).

“PBII Title Policy” has the meaning set forth in Section 7.02(p).

“PBIII Base Case Model” means the financial model relating to the Prairie Breeze III Project, agreed upon by the Parties in writing and posted to the Data Room as of the Original PSA Date.

“PBIII Title Company” has the meaning set forth in Section 7.02(r).

“PBIII Title Policy” has the meaning set forth in Section 7.02(r).

“PBIII Wind Resource Report” has the meaning set forth in Section 2.04(e).

 “PB Class B Holdings” has the meaning set forth in the Recitals.

“PB Expansion Class B Holdings” has the meaning set forth in the Recitals.

“PB Facility Manager” has the meaning set forth in the Recitals.

“Pension Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Sections 412 and 430 of the Code or Section 302 of ERISA.

“Permit” means filings and registrations with, and licenses, permits, notices, technical assistance letters, approvals, grants, easements, exemptions, exceptions, variances and authorizations from, any Governmental Authority, including as required by Environmental Laws.

“Permitted Encumbrances” means (a) obligations imposed under this Agreement, (b) restrictions under applicable securities laws and (c) obligations imposed on the members under the applicable Constitutive Documents.

“Permitted Liens” means, as to the assets of a Project Company, any of the following:  (i) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens (excluding mechanics’ and materialmen’s liens), arising in the ordinary course of business that in each case are either (A) for amounts not due and payable or (B) being contested in good faith through appropriate proceedings, and in each case for which adequate reserves have been established in the applicable balance sheet in accordance with GAAP, (ii) Liens for Taxes either not yet due and payable or being contested in good faith through appropriate proceedings and for which adequate reserves have been established in the applicable balance sheet in accordance with GAAP, (iii) trade contracts or other obligations of a like nature incurred in the ordinary course of business of a Project Company (excluding contracts creating choate or inchoate workmen’s or mechanics’ Liens), (iv) obligations or duties to any Governmental Authority arising in the ordinary course of business (including under Permits held by a Project Company not arising from the breach thereof), (v) defects, easements, rights of first refusal, rights of way, restrictions, irregularities, encumbrances (other than for borrowed money and judgment Liens) and similar clouds on title that either (A) individually or in the aggregate, could not reasonably be expected to impair the value or use by such Project Company of the Acquired Entity Real Property or (B) are listed as exceptions as of the Original PSA Date in the Title Policies (except with respect to the Title Policies related to the Prairie Breeze II Project and the Prairie Breeze III Project), (vi) Liens incurred pursuant to Acquired Entity Contracts in the ordinary course of business under the executory portions thereof and not arising from the breach thereof which in all cases do not materially impair the value or use by such Project Company of the Acquired Entity Real Property, (vii) as of the Closing, Liens arising out of judgments or awards so long as an appeal or proceeding for review is being contested in good faith by appropriate proceedings and for the payment of which adequate reserves in accordance with GAAP, bonds or other security have been provided or are fully covered by insurance and such Liens do not involve any significant risk of sale, forfeiture or loss of any Acquired Entity Real Property or material impairment to the use thereof by the Project Company, (viii) any Liens pursuant to or permitted under the Financing Documents, and (ix) any Liens pursuant to or permitted under the Tax Equity LLCAs.

“Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business, entity, organization, trust, union, association or Governmental Authority.

“Prairie Breeze Easement Distribution” means distribution of an amount equal to Five Hundred Four Thousand One Hundred and Twenty Seven Dollars and Forty Six Cents ($504,127.46) to Seller.

“Prairie Breeze Project” has the meaning set forth on Exhibit A.

“Prairie Breeze Project Company” has the meaning set forth on Annex 1.

“Prairie Breeze II Project” has the meaning set forth on Exhibit A.

“Prairie Breeze II Project Company” has the meaning set forth on Annex 1.

“Prairie Breeze III Project” has the meaning set forth on Exhibit A.

“Prairie Breeze III Project Company” has the meaning set forth on Annex 1.

“Pre-Calculation Date Tax Period” has the meaning set forth in Section 9.01(a).

“Production Estimate” has the meaning set forth in Section 2.04(e).

“Project(s)” means each of the projects described on Exhibit A.

“Project Companies” means the entities listed in Annex 7.

“Project Company Leases” has the meaning set forth in Section 3.05(b).

“Project Company Real Property” means all land, together with all buildings, structures, improvements and fixtures of any Project Company and held pursuant to a Lease described in Schedule 3.05(b)(i).

“Project Purchase Price” means the purchase price as set forth in Annex 9 with respect to a Project, subject to Section 2.04(e) relating to the Prairie Breeze III Project.

“PTCs” means the renewable energy production tax credits provided for pursuant to Section 45 of the Code.

“Purchase Price” means the Initial Purchase Price plus the Subsequent Purchase Price, each as adjusted.

“Purchase Price Allocation Schedule” has the meaning set forth in Section 9.02.

“Purchase Price Adjustment” means:

(a) for all Projects except for the Prairie Breeze II Project and the Prairie Breeze III Project: an amount, which may be a positive or a negative number, equal to the sum of the Project Working Capital for all Projects (except for the Prairie Breeze II Project and the Prairie Breeze III Project) in the aggregate as of the Calculation Date, where:

(i)           “Project Working Capital” for a Project means the Unadjusted Project Working Capital of such Project multiplied by the applicable

Cash Allocation Percentage for such Project;

(ii)           “Unadjusted Project Working Capital” for a Project means an amount, which may be positive or negative, equal to the following with respect to such Project as of the Calculation Date, measured on a consolidated basis and determined consistent with the Accounting Principles and in accordance with Section 2.04:

1.           the sum of current assets consisting solely of (1) unrestricted cash (cash available for distribution), (2) accounts receivable (excluding any network receivables or reimbursements), (3) current prepayments (excluding any prepaid warranty items) (and in the case of each of clauses (1) through (3), excluding, for the avoidance of doubt, Reserve Accounts and accrued deferred capital contributions), and (4) Insurance Proceeds, minus

2.           the sum of current liabilities consisting solely of (1) accounts payable (including related party and intercompany payables, except for such intercompany payables as of the Calculation Date which are fully satisfied at or prior to the applicable Closing other than through application of assets or rights of another Acquired Entity), (2) accrued property taxes, (3) accrued royalties, (4) accrued interest and the portion of long-term debt as of the Calculation Date due and payable on or before the Calculation Date, (5) any cash distributions to any member (other than between Acquired Entities and the Prairie Breeze Easement Distribution) made after the Calculation Date (which distributions, for the avoidance of doubt, shall be deemed made for purposes of this definition immediately prior to the Calculation Date), and (6) other accrued liabilities (and in the case of each of clauses (1) through (6),  excluding, for the avoidance of doubt, accrued income taxes and risk management liabilities).

(iii)           “Cash Allocation Percentage” with respect to each Project, means the following, as applicable:

•           California Ridge         90.10%

•           Prairie Breeze             90.10%

(b) for the Prairie Breeze II Project and the Prairie Breeze III Project: an amount corresponding to any cash distributions to any member (other than between Acquired Entities) made after the relevant Calculation Date (which distributions, for the avoidance of doubt, shall be deemed made for purposes of this definition immediately prior to the Calculation Date).

 “Purchaser” has the meaning set forth in the preamble of this Agreement, and includes its successors and permitted assigns.

“Purchaser Approvals” has the meaning set forth in Section 4.05.

“Purchaser Consents” has the meaning set forth in Section 4.03.

“Purchaser Indemnified Parties” means Purchaser, each of its Affiliates, each of Purchaser’s and such Affiliates’ respective directors, officers, employees, shareholders, controlling Persons, and agents, and each of the respective successors and permitted assigns of any of the foregoing.

“Purchaser Parent Guaranty” means the Original Purchaser Parent Guaranty or the Replacement Purchaser Parent Guaranty, as applicable.

“Project Completion Accounts” means the accounts identified as completion reserve account on Annex 15.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

“Replacement Purchaser Parent Guaranty” has the meaning set forth in Section 13.10.

“Representatives” means, as to any Person, its officers, directors, employees, partners, members, stockholders, Affiliates, counsel, agents, accountants, advisers, engineers, and consultants.

“Reserve Accounts” means the accounts identified on Annex 15.

“Sanctions” means any sanction administered or enforced by OFAC or the U.S. Department of State.

“Section 1603 Grant” means any payment for specified energy property in lieu of tax credits under Section 1603 of Division B of the American Recovery and Reinvestment Act of 2009, P.L. 111-5, as amended, or any successor provision.

“Section 1603 Grant Guidance” means (a) Section 1603 of Division B of the American Recovery and Reinvestment Act of 2009, P.L. 111-5, as amended, or any successor provision, (b) the program guidance issued by the U.S. Treasury Department entitled “Payment for Specified Energy Property in Lieu of Tax Credits Under the American Recovery and Reinvestment Act of 2009” dated July 2009 and revised March 2010 and April 2011, and any revision, clarification, addition or supplement thereto, and (c) any other guidance (including frequently asked questions and answers, instructions, regulations, or terms and conditions) published or issued by the U.S. Treasury Department, the Internal Revenue Service, or any other Governmental Authority concerning Section 1603 Grants.

“Securities Act” has the meaning set forth in Section 5.13.

“Seller” has the meaning set forth in the preamble of this Agreement, and includes its respective successors and assigns.

“Seller Approvals” has the meaning set forth in Section 3.09.

“Seller Consents” has the meaning set forth in Section 3.06.

“Seller Indemnified Parties” means Seller, each of its Affiliates, each of Seller’s and such Affiliate’s respective directors, officers, employees, shareholders, controlling Persons, and agents, and each of the respective successors and permitted assigns of any of the foregoing.

“Shared Facilities Agreement” means that certain Assignment, Co-Tenancy and Shared Facilities Agreement to be entered into by and among the Prairie Breeze Project Company, the Prairie Breeze II Project Company, the Prairie Breeze III Project Company and Invenergy Services.

“Straddle Period” has the meaning set forth in Section 9.01(b).

“Subsequent Acquired Interests” means (i) ninety and one tenth percent (90.1%) of the equity interests in PB Expansion Class B Holdings and (ii) one hundred percent (100%) of the equity interests in PB Facility Manager.

“Subsequent Calculation Date” means, (i) with respect to the Prairie Breeze II Project, the final funding date for the tax equity provider pursuant to the Tax Equity Documents to be entered into related to the Prairie Breeze II Project and (ii) with respect to the Prairie Breeze III Project, the final funding date for the tax equity provider pursuant to in the Tax Equity Documents related to the Prairie Breeze III Project.

“Subsequent Closing” has the meaning set forth in Section 2.03(b).

“Subsequent Closing Date” means the date on which a Subsequent Closing occurs.

“Subsequent Closing Update Period” has the meaning set forth in Section 5.08(b).

“Subsequent Purchase Price” means an amount equal to the sum of the Project Purchase Price with respect to each Project to be sold at such Subsequent Closing.

“Subsequent Termination Date” has the meaning set forth in Section 12.01(b).

“Support and Affiliate Obligations” means any and all obligations relating to guaranties, letters of credit, bonds, indemnities, other credit assurances of a comparable nature (including cash posted as credit support) made or issued by or on behalf of Seller or any of its Affiliates (other than the Acquired Entities) for the benefit of an Acquired Entity, in each case, as listed and described on Annex 10.

“Tax” or “Taxes” means all taxes, including all charges, fees, duties, levies or other assessments in the nature of taxes, imposed by any federal, state, local or foreign governmental authority, including income, gross receipts, excise, property, sales, gain, use, license, custom duty, unemployment, inheritance, corporation, capital stock, transfer, franchise, payroll, withholding, social security, minimum estimated, profit, gift, severance, value added, disability, premium, recapture, credit, occupation, service, leasing, employment, stamp, goods and services, ad valorem, utility, utility users and other taxes, and shall include interest, penalties or additions attributable thereto or attributable to any failure to comply with any requirement regarding Tax Returns.

 “Tax Equity Document” means the Tax Equity LLCAs and the ECCAs.

“Tax Equity LLCAs” means, as the context requires, the limited liability company agreements listed in Annex 11.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with any Taxing Authority, including any such document prepared on a consolidated, combined or unitary basis and also including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means, with respect to a particular Tax, the agency or department of any Governmental Authority responsible for the administration and collection of such Tax.

“TerraForm Power”  means TerraForm Power, LLC, a Delaware limited liability company.

“Termination Date” has the meaning set forth in Section 12.01(a)(ii).

“Transition Services Agreement” means that certain Transition Services Agreement to be entered into between Invenergy Services and Purchaser in substantially the form attached hereto as Exhibit J.

“Title Policies” has the meaning set forth in Section 3.05(b).

“Transfer Taxes” has the meaning set forth in Section 9.01(d).

“Undisputed Portion of the Purchase Price Adjustment” has the meaning set forth in Section 2.04(d)(ii).

“Updated Information” has the meaning set forth in Section 5.08(a).

 “USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“1603 Claims” means the claims set forth in Annex 2.

1.02           Interpretation.

(a)           Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby”, “hereunder” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement and all references to Annexes, Exhibits and Schedules are intended to refer to Annexes, Exhibits and the Disclosure Schedules attached to this Agreement, each of which is made a part of this Agreement for all purposes, (v) the words “include” and “including” are not words of limitation and shall be deemed to be followed by the words “without limitation,” (vi) the use of the word “or” to connect two or more phrases shall be construed as inclusive of all such phrases (e.g., “A or B” means “A or B, or both”) and (vii) references to Persons include their respective successors and permitted assigns and, in the case of Governmental Authorities, Persons succeeding to their respective functions and capacities.

(b)           Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(c)           Any date specified for action that is not a Business Day shall mean the first Business Day after such date.

(d)           All accounting terms used herein and not expressly defined herein shall have the meanings given to them under generally accepted accounting principles applicable in the United States, as in effect on the date of determination in accordance with this Agreement, and consistently applied (“GAAP”).

(e)           Unless the context otherwise requires, a reference to any agreement, instrument, document or Law includes any amendment, modification or successor thereto.

(f)           In the event of a conflict between this Agreement and any Annex, Exhibit, or Schedules hereto, this Agreement shall control.

(g)           The Article and Section headings have been used solely for convenience, and are not intended to describe, interpret, define or limit the scope of this Agreement.

(h)           Conflicts or discrepancies, errors, or omissions in this Agreement or the various documents delivered in connection with this Agreement will not be strictly construed against the drafter of the contract language, rather, they shall be resolved by applying the most reasonable interpretation under the circumstances, giving full consideration to the intentions of the Parties at the time of contracting.

(i)           A reference to any Contract is to that Contract as amended, novated, supplemented or replaced from time to time.

(j)           All references in this Agreement to “dollars” or “$” shall, in each case, be deemed to refer to United States currency unless otherwise specifically provided.

(k)           The phrase “to the extent” means “the degree by which” and not “if.”

(l)           Any reference in this Agreement to “the date of this Agreement” refers to the date specified in the first paragraph of this Agreement.

ARTICLE 2
SALE OF MEMBERSHIP INTERESTS AND CLOSING

2.01           Purchase and Sale.

Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, all of Seller’s right, title and interest in and to (i) the Initial Acquired Interests at the Initial Closing free and clear of all Liens other than Permitted Encumbrances, and (ii) the Subsequent Acquired Interests at the Subsequent Closing free and clear of all Liens other than Permitted Encumbrances in each case on the terms and subject to the conditions set forth in this Agreement.

2.02           Payment of Purchase Price.

Upon the terms and subject to the conditions hereinafter set forth, Purchaser shall pay to Seller the following:

(a)           an amount equal to Initial Purchase Price, plus or minus, as the case may be, the Purchase Price Adjustment applicable to the Acquired Entities acquired at the Initial Closing, in consideration of the delivery by Seller of the Initial Acquired Interests; and

(b)           an amount equal to the Subsequent Purchase Price, plus or minus, as the case, may be the Purchase Price Adjustment applicable to the Acquired Entities acquired at the Subsequent Closing, in consideration of the delivery by Seller of the Subsequent Acquired Interests.

2.03           Effective Date and Closing.

(a)           Initial Closing:  The closing of the transactions described in Section 2.01(i) (the “Initial Closing”) will take place at the offices of Winston & Strawn LLP, counsel to Seller, at 35 West Wacker Drive, Chicago, Illinois 60601, or at such other place as the Parties mutually agree, at 10:00 A.M. local time three (3) Business Days after the fulfillment or waiver of the conditions set forth in ARTICLE 7 and ARTICLE 8, or any other date mutually agreed upon by the Purchaser and the Seller.  The effective time of Initial Closing shall be at 11:59:59 P.M. EST on the Initial Closing Date.

(b)           Subsequent Closing:  The closing of the transactions described in Section 2.01(ii) (the “Subsequent Closing”) will take place at the offices of Winston & Strawn LLP, counsel to Seller, at 35 West Wacker Drive, Chicago, Illinois 60601, or at such other place as the Parties mutually agree, at 10:00 A.M. local time three (3) Business Days after the fulfillment or waiver of the conditions set forth in ARTICLE 7 and ARTICLE 8, or any other date mutually agreed upon by the Purchaser and the Seller.  The effective time of Subsequent Closing shall be at 11:59:59 P.M. EST on the Subsequent Closing Date.

(c)           At the Effective Date, the following shall occur:

(i)           The Seller and the Purchaser shall execute and deliver this Agreement; and

(ii)           The Purchaser’s parent company shall execute and deliver to Seller the Original Purchaser Parent Guaranty.

(d)           At the Initial Closing, the following shall occur:

(i)           Purchaser shall pay to the Seller, an amount equal to the Initial Purchase Price, plus or minus, as the case may be, the Purchase Price Adjustment applicable to the Acquired Entities acquired at the Initial Closing, by wire transfer of immediately available funds to Seller’s account as provided on Exhibit C;

(ii)           Seller shall use commercially reasonable efforts to transfer the Reserve Accounts and other Bank Accounts (including all cash therein) of the Acquired Entities acquired at the Initial Closing to the Purchaser at the Initial Closing or as soon as possible thereafter or, if it is determined at or prior to the Initial Closing that such transfer is not possible at the Initial Closing or within a reasonable period of time thereafter, shall cause the amounts in the Reserve Accounts and other Bank Accounts to be released to the Purchaser at the Initial Closing or as soon as possible thereafter.  Notwithstanding the foregoing, if the Seller is unable to transfer the Reserve Accounts and other Bank Accounts (including all cash therein) or release the amounts therein to Purchaser by the date that is ninety (90) days following Closing, then Seller shall pay to Purchaser, within five (5) Business Days thereafter, an amount equal to the amounts in the Reserve Accounts and other Bank Accounts and upon such payment Purchaser shall have no further right to the Reserve Accounts and other Bank Accounts or the cash therein and as and when such funds are released, Purchaser shall direct such funds to be paid to Seller; and

(iii)           The Parties shall deliver, or cause to be delivered, to the other Parties the certificates and other deliverables pursuant to Section 7.01 and Section 8.01.

(e)           At a Subsequent Closing, the following shall occur:

(i)           Purchaser shall pay to the Seller, an amount equal to the Subsequent Purchase Price, plus or minus, as the case may be, the Purchase Price Adjustment applicable to the Acquired Entities acquired at the Subsequent Closing, by wire transfer of immediately available funds to Seller’s account as provided on Exhibit C;

(ii)           Seller shall use commercially reasonable efforts to transfer the Reserve Accounts and other Bank Accounts (including all cash therein) of the Acquired Entities acquired at the Subsequent Closing to the Purchaser at the Subsequent Closing or as soon as possible thereafter or, if it is determined at or prior to the Subsequent Closing that such transfer is not possible at the Subsequent Closing or within a reasonable period of time thereafter, shall cause the amounts in the Reserve Accounts and other Bank Accounts to be released to the Purchaser at the Subsequent Closing or as soon as possible thereafter.  Notwithstanding the foregoing, if the Seller is unable to transfer the Reserve Accounts and other Bank Accounts (including all cash therein) or release the amounts therein to Purchaser by the date that is ninety (90) days following Closing, then Seller shall pay to Purchaser, within five (5) Business Days thereafter, an amount equal to the amounts in the Reserve Accounts and other Bank Accounts and upon such payment Purchaser shall have no further right to the Reserve Accounts and other Bank Accounts or the cash therein and as and when such funds are released, Purchaser shall direct such funds to be paid to Seller; and

(iii)           The Parties shall deliver, or cause to be delivered, to the other Parties the certificates and other deliverables pursuant to Section 7.02 and Section 8.02.

2.04           Purchase Price Adjustment.

(a)           Estimated Closing Date Adjustment.  No more than thirty (30) days prior to the Closing Date, but in any event at least fifteen (15) Business Days prior to each Closing Date, the Seller shall deliver or cause to be delivered a balance sheet of the relevant Acquired Entities as of the Calculation Date prepared consistently with the Accounting Principles (the “Calculation Date Balance Sheet”) and a good faith calculation of the Purchase Price Adjustment as of the applicable Calculation Date (the “Calculation” and, collectively with the Calculation Date Balance Sheet, the “Calculation Date Statement”), with all supporting work papers and other documents as are reasonably required for an understanding of the Purchase Price Adjustment.  The Calculation Date Balance Sheet shall be prepared in accordance with the Accounting Principles.

(b)           Objection.  Purchaser will be entitled to object to the content of the Calculation Date Statement by delivering a written notice of objection to Seller on or before the 15th day following the date on which Purchaser will have received the Calculation Date Statement.  Any such objections by Purchaser will be settled as follows:  (i)  Purchaser and Seller will meet to try to resolve Purchaser’s objections by mutual written agreement; and (ii) if they are unable to resolve Purchaser’s objections by mutual written agreement within a period of 15 days following Purchaser’s written notice of objection, then each of Purchaser and Seller will be entitled to submit matters that remain in dispute to the Independent Accounting Expert, who shall resolve these disagreements in accordance with the Accounting Principles and the provisions of this Agreement.  Purchaser and Seller shall, and shall cause their respective financial advisors to make available to the Independent Accounting Expert all relevant information as may be necessary for the purposes of resolving such disagreements provided that each Party and its advisors (including accountants) shall have executed all release letters reasonably requested in connection with the provision of any such information.  Each of Purchaser and Seller shall be given a reasonable opportunity to present its position to the Independent Accounting Expert.

(c)           Independent Accounting Expert.  The Independent Accounting Expert shall be required to render its decision in writing as expeditiously as possible and shall be requested, in any event, to render its decision within sixty (60) calendar days from the date on which the disagreements are submitted to the Independent Accounting Expert.  The Independent Accounting Expert shall consider only those items that were identified by Purchaser and Seller as being in dispute and shall, in each case, assign a value to each such item that is equal to or in the range between (but not above or below) the values asserted by Purchaser and Seller.  The Parties will cooperate with each other and the Independent Accounting Expert regarding the resolution of disputed items, such cooperation to include reasonable access to books, records, facilities and personnel.  Each of Purchaser, on the one hand, and Seller, on the other hand, shall be responsible for the payment of one half of the fees and expenses of the Independent Accounting Expert.  The resolution of disputed items by the Independent Accounting Expert shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover.  This provision shall constitute the exclusive remedy of the Parties with respect to determination of the Calculation Date Statement, including the Purchase Price Adjustment.

(d)           Final Determination Date.  The Parties agree that the Calculation Date Statement (as it may be modified, as applicable, by the mutual written agreement of Purchaser and Seller or by any final decision rendered by the Independent Accounting Expert under this Section 2.04(d) will become final and binding upon the Parties on the first of the following dates to occur (the “Final Determination Date”):  (i) on the 15th day following the date of Purchaser’s receipt of the Calculation Date Statement, if Purchaser does not deliver a written notice of objection to Seller on or before such date; (ii) on the date of the settlement of all of Purchaser’s objections by mutual written agreement of Purchaser and Seller; or (iii) on the date on which Purchaser and Seller receive a written copy of the final decision rendered by the Independent Accounting Expert under Section 2.04(c).  The Parties agree that:

(i)           if the Final Determination Date occurs prior to the applicable Closing Date, the amount payable by Purchaser at the applicable Closing pursuant to Section 2.03(d)(i) or 2.03(e)(i), as applicable, shall be the amount equal to the Initial Purchase Price or Subsequent Purchase Price, as applicable, increased or decreased by the applicable Purchase Price Adjustment (depending on whether such Purchase Price Adjustment is a positive or negative number) confirmed in the final and binding Calculation Date Statement, and

(ii)           if the Final Determination Date does not occur before the applicable Closing Date, (1) the amount payable by Purchaser at the applicable Closing pursuant to Section 2.03(d)(i) or 2.03(e)(i), as applicable, shall be the amount equal to the Initial Purchase Price or Subsequent Purchase Price, as applicable, increased or decreased by the portion, if any, of the Purchase Price Adjustment (depending on whether such Purchase Price Adjustment is a positive or negative number) that is not subject to an objection of Purchaser in accordance with Section 2.04(b) (the “Undisputed Portion of the Purchase Price Adjustment”), and (2) (x) if the difference between the total Purchase Price Adjustment confirmed in the final and binding Calculation Date Statement and the Undisputed Portion of the Purchase Price Adjustment is a positive number, Purchaser shall pay such difference to Seller within ten Business Days from the Final Determination Date by wire transfer of immediately available funds to Seller’s account as provided on Exhibit C, or (y) if the difference between the total Purchase Price Adjustment confirmed in the final and binding Calculation Date Statement and the Undisputed Portion of the Purchase Price Adjustment is a negative number, Seller shall pay such difference to Purchaser within ten Business Days from the Final Determination Date by wire transfer of immediately available funds to Purchaser’s account confirmed in writing to Seller.  For greater certainty, any payment made under Section 2.04(d)(ii)(2)(x) will be deemed to be an increase to the Purchase Price for Tax and all other purposes and any payment made under Section 2.04(d)(ii)(2)(y) will be deemed to be a decrease to the Purchase Price for Tax and all other purposes.

(e)           Prairie Breeze III Production Adjustment.   No later than 45 days after the Original PSA Date, Seller shall deliver to Purchaser a preconstruction wind report for the Prairie Breeze III Project prepared by DNVGL which will set forth the projected P50 wind production for such project (the “Production Estimate” and the “PBIII Wind Resource Report” respectively).  Upon receipt of the PBIII Wind Resource Report:

1.           Purchaser may elect to have the PBIII Wind Resource Report reviewed by AWS Truepower or such other experienced third party independent engineer reasonably acceptable to Seller (the “IE”).

i.       If the Production Estimate determined by the IE based on its review is less than three and a half percent (3.5%) above or below the Production Estimate set forth in the PBIII Wind Resource Report, then the Project Purchase Price for the Prairie Breeze III Project shall be adjusted as set forth in Schedule 2.04(e) using the Production Estimate set forth in the PBIII Wind Resource Report; and

ii.      If the Production Estimate determined by the IE based on its review is more than three and a half percent (3.5%) above or below the Production Estimate set forth in the PBIII Wind Resource Report, then Purchaser and Seller shall promptly confer in good faith to agree on a mutually acceptable Production Estimate to be used for purposes of adjusting the Purchase Price for the Prairie Breeze III Project as set forth in Schedule 2.04(e).

2.           If Purchaser does not elect to retain an IE, then the Project Purchase Price for the Prairie Breeze III Project shall be adjusted by re-running the PBIII Base Case Model using the Production Estimate set forth in the PBIII Wind Resource Report and applying the same unlevered equity discount rate.

2.05           Withholding Rights.

No later than three (3) days prior to each of the Initial Closing Date and the Subsequent Closing Date, Purchaser shall deliver to the Seller a schedule of any amounts that Purchaser proposes to deduct and withhold with respect to the making of any payment under the Code or any applicable provision of state, local or foreign Tax Law.  To the extent that the Seller and Purchaser agree in writing to such proposed withholding, then notwithstanding anything in this Agreement to the contrary, Purchaser shall be entitled to withhold and deduct from the consideration otherwise payable pursuant to this Agreement such amounts, and to the extent that amounts are so withheld and paid over to the appropriate Tax authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as of the Original PSA Date (unless specifically stated otherwise), as follows; provided, however, that all representations and warranties with respect to the Acquired Entities shall be deemed (i) not to include PB Facility Manager as of the Original PSA Date and (ii) to be made solely as of the Effective Date (unless specifically stated otherwise) with respect to the PB Facility Manager:

3.01           Existence; Corporate Power.

As of the Original PSA Date and the Effective Date, Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and in each other jurisdiction in which the ownership or leasing of its assets or the conduct of its business requires such qualification.  As of the Original PSA Date and the Effective Date, Seller has all requisite power and authority to own and operate its properties and to carry on its business as now conducted, and to execute and deliver this Agreement and any other agreements to be executed and delivered by Seller hereunder, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including to own, hold, sell and transfer the Acquired Interests.

3.02           Authority.

As of the Original PSA Date and the Effective Date, all limited liability company actions or proceedings necessary to authorize the execution and delivery by Seller of this Agreement and any other Investment Documents to which Seller is a party and the performance by Seller of its obligations hereunder and thereunder, have been duly and validly taken.  As of the Original PSA Date and the Effective Date, this Agreement and the other Investment Documents to which Seller is a party have been duly and validly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against Seller, in accordance with their respective terms, except as such terms may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity, whether considered in a proceeding in equity or at law.

3.03           Reserved.

3.04           Capital of the Acquired Entities.

(a)           As of the Original PSA Date, Invenergy US owns, holds of record, is the beneficial owner of, has good and valid title to, and has full power and authority to convey, one hundred percent (100%) of the membership interests in each of Invenergy Wind Development Holdings LLC and IPB Holdings free and clear of all Liens other than Permitted Encumbrances and any Liens pursuant to the Financing Documents.  Such membership interests constitute one hundred percent (100%) of the issued and outstanding membership interests in each of Invenergy Wind Development Holdings LLC and IPB Holdings.  Such Acquired Interests have been duly authorized and issued in compliance with all applicable Laws and agreements of the applicable Acquired Entity.

(b)           As of the Original PSA Date, Invenergy Wind Development Holdings LLC owns, holds of record, is the beneficial owner of, has good and valid title to, and has full power and authority to convey, one hundred percent (100%) of the membership interests in Invenergy Wind Operational Holdings LLC free and clear of all Liens other than Permitted Encumbrances and any Liens pursuant to the Financing Documents. Such membership interests constitute one hundred percent (100%) of the issued and outstanding membership interests in Invenergy Wind Operational Holdings LLC.  Such Acquired Interests have been duly authorized and issued in compliance with all applicable Laws and agreements of the applicable Acquired Entity.

(c)           As of the Original PSA Date, Invenergy Wind Operational Holdings LLC owns, holds of record, is the beneficial owner of, has good and valid title to, and has full power and authority to convey, one hundred percent (100%) of the membership interests in CR Class B Holdings free and clear of all Liens other than Permitted Encumbrances and any Liens pursuant to the Financing Documents. Such membership interests constitute one hundred percent (100%) of the issued and outstanding membership interests in CR Class B Holdings.  Such Acquired Interests have been duly authorized and issued in compliance with all applicable Laws and agreements of the applicable Acquired Entity.

(d)           As of the Original PSA Date, CR Class B Holdings owns, holds of record, is the beneficial owner of, has good and valid title to, and has full power and authority to convey, one hundred percent (100%) of the Class B membership interests in California Ridge Holdings LLC free and clear of all Liens other than Permitted Encumbrances and any Liens pursuant to the Financing Documents.  Such membership interests constitute one hundred percent (100%) of the issued and outstanding Class B membership interests in California Ridge Holdings LLC.  Such Acquired Interests have been duly authorized and issued in compliance with all applicable Laws and agreements of the applicable Acquired Entity.

(e)           As of the Original PSA Date and as of the Initial Closing Date, California Ridge Holdings LLC owns, holds of record, is the beneficial owner of, has good and valid title to, and has full power and authority to convey, one hundred percent (100%) of the membership interests in California Ridge Project Company free and clear of all Liens other than Permitted Encumbrances and any Liens pursuant to the Financing Documents. Such membership interests constitute one hundred percent (100%) of the issued and outstanding membership interests in California Ridge Project Company.  Such Acquired Interests have been duly authorized and issued in compliance with all applicable Laws and agreements of the applicable Acquired Entity.

(f)           As of the Original PSA Date, IPB Holdings owns, holds of record, is the beneficial owner of, has good and valid title to, and has full power and authority to convey, one hundred percent (100%) of the membership interests in PB Class B Holdings free and clear of all Liens other than Permitted Encumbrances and any Liens pursuant to the Financing Documents. Such membership interests constitute one hundred percent (100%) of the issued and outstanding membership interests in PB Class B Holdings.  Such Acquired Interests have been duly authorized and issued in compliance with all applicable Laws and agreements of the applicable Acquired Entity.

(g)           As of the Original PSA Date, PB Class B Holdings owns, holds of record, is the beneficial owner of, has good and valid title to, and has full power and authority to convey, ninety-nine percent (99%) of the Class B membership interests in Prairie Breeze Holdings LLC free and clear of all Liens other than Permitted Encumbrances and any Liens pursuant to the Financing Documents. The Acquired Interests have been duly authorized and issued in compliance with all applicable Laws and agreements of the applicable Acquired Entity.

(h)           As of the Initial Closing Date, PB Class B Holdings owns, holds of record, is the beneficial owner of, has good and valid title to, and has full power and authority to convey, one hundred percent (100%) of the Class B membership interests in Prairie Breeze Holdings LLC free and clear of all Liens other than Permitted Encumbrances and any Liens pursuant to the Financing Documents.  As of the Initial Closing Date, such membership interests constitute one hundred percent (100%) of the issued and outstanding membership interests in Prairie Breeze Holdings LLC.  The Acquired Interests have been duly authorized and issued in compliance with all applicable Laws and agreements of the applicable Acquired Entity.

(i)           As of the Original PSA Date and the Initial Closing Date, Prairie Breeze Holdings LLC owns, holds of record, is the beneficial owner of, has good and valid title to, and has full power and authority to convey, one hundred percent (100%) of the membership interests in Prairie Breeze Project Company free and clear of all Liens other than Permitted Encumbrances and any Liens pursuant to the Financing Documents. Such membership interests constitute one hundred percent (100%) of the issued and outstanding membership interests in Prairie Breeze Project Company.  Such Acquired Interests have been duly authorized and issued in compliance with all applicable Laws and agreements of the applicable Acquired Entity.

(j)           As of the Original PSA Date and the Subsequent Closing Date, Seller owns, holds of record, is the beneficial owner of, has good and valid title to, and has full power and authority to convey, one hundred percent (100%) of the membership interests in PB Expansion Class B Holdings free and clear of all Liens other than Permitted Encumbrances and any Liens pursuant to the Financing Documents. Such membership interests constitute one hundred percent (100%) of the issued and outstanding membership interests in PB Expansion Class B Holdings.  Such Acquired Interests have been duly authorized and issued in compliance with all applicable Laws and agreements of the applicable Acquired Entity.

(k)           As of the Original PSA Date, PB Expansion Class B Holdings owns, holds of record, is the beneficial owner of, has good and valid title to, and has full power and authority to convey, one hundred percent (100%) of the membership interests in Prairie Breeze Expansion Holdings LLC free and clear of all Liens other than Permitted Encumbrances and any Liens pursuant to the Financing Documents. Such membership interests constitute one hundred percent (100%) of the issued and outstanding membership interests in Prairie Breeze Expansion Holdings LLC.  Such Acquired Interests have been duly authorized and issued in compliance with all applicable Laws and agreements of the applicable Acquired Entity.

(l)           As of the Original PSA Date, Seller owns, holds of record, is the beneficial owner of, has good and valid title to, and has full power and authority to convey, one hundred percent (100%) of the membership interests in Prairie Breeze II Project Company free and clear of all Liens other than Permitted Encumbrances and any Liens pursuant to the Financing Documents. Such membership interests constitute one hundred percent (100%) of the issued and outstanding membership interests in Prairie Breeze II Project Company.  Such Acquired Interests have been duly authorized and issued in compliance with all applicable Laws and agreements of the applicable Acquired Entity.

(m)           As of the Original PSA Date, Seller owns, holds of record, is the beneficial owner of, has good and valid title to, and has full power and authority to convey, one hundred percent (100%) of the membership interests in Prairie Breeze III Project Company free and clear of all Liens other than Permitted Encumbrances and any Liens pursuant to the Financing Documents. Such membership interests constitute one hundred percent (100%) of the issued and outstanding membership interests in Prairie Breeze III Project Company.  Such Acquired Interests have been duly authorized and issued in compliance with all applicable Laws and agreements of the applicable Acquired Entity.

(n)           As of the Initial Closing Date, (A) Seller owns, holds of record, is the beneficial owner of, has good and valid title to, and has full power and authority to convey (i) one hundred percent (100%) of the membership interests in IPB Holdings and (ii) ninety-nine percent (99%) of the membership interests in CR Class B Holdings, free and clear of all Liens other than Permitted Encumbrances and any Liens pursuant to the Financing Documents and (B) BRIC owns, holds of record, is the beneficial owner of, one percent (1%) of the membership interests in CR Class B Holdings.   The interests held by Seller and BRIC constitute one hundred percent (100%) of the issued and outstanding membership interests in each of CR Class B Holdings, and IPB Holdings.  The Acquired Interests have been duly authorized and issued in compliance with all applicable Laws and agreements of the applicable Acquired Entity.

(o)           As of the Initial Closing Date, CR Class B Holdings owns, holds of record, is the beneficial owner of, has good and valid title to, and has full power and authority to convey, one hundred percent (100%) of the membership interests in California Ridge Holdings LLC free and clear of all Liens other than Permitted Encumbrances and any Liens pursuant to the Financing Documents.  As of the Initial Closing Date, such membership interests comprise one hundred percent (100%) of the issued and outstanding membership interests in California Ridge Holdings LLC and have been duly authorized and issued in compliance with all applicable Laws and agreements of the applicable Acquired Entity.

(p)           As of the Initial Closing Date, IPB Holdings owns, holds of record, is the beneficial owner of, has good and valid title to, and has full power and authority to convey, one hundred percent (100%) of the membership interests in PB Class B Holdings free and clear of all Liens other than Permitted Encumbrances and any Liens pursuant to the Financing Documents.  Such membership interests comprise one hundred percent (100%) of the issued and outstanding membership interests in PB Class B Holdings and have been duly authorized and issued in compliance with all applicable Laws and agreements of the applicable Acquired Entity.

(q)           As of the applicable Subsequent Closing Date, PB Expansion Class B Holdings owns, holds of record, is the beneficial owner of, has good and valid title to, and has full power and authority to convey, one hundred percent (100%) of the Class B membership interests in Prairie Breeze Expansion Holdings LLC free and clear of all Liens other than Permitted Encumbrances and any Liens pursuant to the Financing Documents. As of the applicable Subsequent Closing Date, the Class B membership interests comprise one hundred percent (100%) of the issued and outstanding Class B membership interests in Prairie Breeze Expansion Holdings LLC and will have been duly authorized and issued in compliance with all applicable Laws and the Tax Equity LLCA of Prairie Breeze Expansion Holdings LLC. As of the applicable Subsequent Closing Date, Prairie Breeze Expansion Holdings LLC  owns, holds of record, is the beneficial owner of, has good and valid title to, and has full power and authority to convey, (i) one hundred percent (100%) of the membership interests in Prairie Breeze II Project Company free and clear of all Liens other than Permitted Encumbrances and any Liens pursuant to the Financing Documents and (ii) one hundred percent (100%) of the membership interests in Prairie Breeze III Project Company free and clear of all Liens other than Permitted Encumbrances and any Liens pursuant to the Financing Documents.  As of the applicable Subsequent Closing Date, such membership interests comprise one hundred (100%) of the issued and outstanding membership interests in Prairie Breeze II Project Company and Prairie Breeze III Project Company and have been duly authorized and issued in compliance with all applicable Law and agreements of the applicable Acquired Entity.

(r)           As of the Effective Date and as of the Initial Closing Date, Seller owns, holds of record, is the beneficial owner of, has good and valid title to, and has full power and authority to convey, one hundred percent (100%) of the membership interests in PB Facility Manager free and clear of all Liens other than Permitted Encumbrances and any Liens pursuant to the Financing Documents. Such membership interests constitute one hundred percent (100%) of the issued and outstanding membership interests in PB Facility Manager.  Such Acquired Interests have been duly authorized and issued in compliance with all applicable Laws and agreements of PB Facility Manager.

(s)           Each other Acquired Entity (other than CR Class B Holdings, IPB Holdings, PB Expansion Class B Holdings and Prairie Breeze Expansion Holdings LLC) owns, holds of record and is the beneficial owner of good and valid title to the equity interests set forth on Schedule 3.04(s), free and clear of all Liens other than Permitted Encumbrances and any Liens pursuant to the Financing Documents.  Such equity interests have been duly authorized and issued in compliance with all applicable Laws and agreements applicable to the respective Acquired Entity.

(t)           Except as set forth in Schedule 3.04(t) and the applicable Constitutive Documents, there are no existing options, warrants, profit interests, rights (including conversion or preemptive rights) to acquire interests, shares, stock or other securities in the capital of the Acquired Entities, no securities or instruments convertible into or exchangeable for interests, shares, stock or other securities in the capital of the Acquired Entities and no contract, agreement or commitment to issue any such options, warrants, other rights, interests, securities or instruments, and no Person has any right of first refusal, pre-emptive right, subscription right or similar right to acquire or subscribe for any interests, shares, stock or other securities in the capital of the Acquired Entities or any such options, warrants, other rights, interests, securities or instruments.  No Acquired Entity is subject to any contract or other agreement with respect to voting rights.  Neither Seller nor any of the Acquired Entities has violated in any material respect any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its ownership interests.

3.05           Personal and Real Property.

(a)           Other than as described in Schedule 3.05(a), the Project Companies own no real property.

(b)           Schedule 3.05(b)(i) sets forth all Leases of the Project Companies (collectively, the “Project Company Leases”), and includes (i) the title of each Project Company Lease, (ii) the original parties to each Project Company Lease, and (iii) all amendments with respect to each Project Company Lease.  The interests of the Project Companies in all Project Company Leases set forth in Schedule 3.05(b)(i) are insured under the existing owner’s title insurance policy or policies for the Project set forth on Schedule 3.05(b)(ii) (“Title Policies”).

(c)           Except for Permitted Liens, the Project Companies have (x) good and marketable title to or valid leasehold interest in all Acquired Entity Real Property subject to the terms and conditions of the Project Company Leases and (y) good and valid title to, or a valid leasehold in, all of its tangible personal property and assets, free and clear of all Liens; provided, however, that with respect to this representation given as of the Original PSA Date as applied to the Prairie Breeze II Project and the Prairie Breeze III Project, respectively, such Projects remain under construction and inchoate mechanics’ liens exist which will be removed as a Lien prior to the Subsequent Closing Date.

(d)           With respect to the Acquired Entity Real Property it leases or on which it was granted servitudes or superficies pursuant to the Project Company Leases, each Project Company has the right to, and does, enjoy peaceful and undisturbed nonexclusive possession under all Project Company Leases, servitudes or superficies under which it is leasing or occupying property in accordance with the terms and conditions of the relevant Project Company Lease, servitude or superficies and subject to the Permitted Liens.  Seller has Made Available to Purchaser copies of all Project Company Leases.  All rents, royalties and other payments under the Project Company Leases have been paid in full to the extent due.  No fees, payments or other assessments are due and owing with respect to any Acquired Entity Real Property owned by a Project Company.

(e)           Except as set forth in Schedule 3.05(e), each of the Project Company Leases (i) has been duly authorized, executed and delivered by the relevant Project Company and, to the Knowledge of Seller, any other party thereto; (ii) constitutes a valid and binding obligation of the relevant Project Company and, to the Knowledge of Seller, any other party thereto and is enforceable against the relevant Project Company and, to the Knowledge of Seller, any other party thereto in accordance with its terms and (iii) is the complete agreement between the respective parties and unamended (other than as disclosed on Schedule 3.05(b)(i).  None of the Seller or the Project Companies, or to the Seller’s Knowledge, any other party thereto (x) is in breach of or default under a Project Company Lease, (y) has received any written notice of default, termination or suspension of any Project Company Lease, and to the Knowledge of Seller no action is being taken by any Person to terminate or suspend any Project Company Lease.  The Project Company Leases represent the only agreements with respect to the Project Company Real Property.

(f)           With respect to each Project (except for the Prairie Breeze II Project and the Prairie Breeze III Project) and as of the Subsequent Closing Date with respect to the Prairie Breeze II Project and the Prairie Breeze III Project, the materials, equipment, the Acquired Entity Real Property and the Project Company Leases are all collectively sufficient to enable each Project to be located, operated and maintained on their applicable Acquired Entity Real Property in accordance with and as contemplated by the Acquired Entity Contracts and the Project Company Leases and provide adequate ingress and egress for any reasonable purpose in connection with the operation and maintenance of each Project under the relevant Project Company Leases.

(g)           The equipment and other tangible personal property owned or leased by the Acquired Entities is (i) reasonably adequate for the conduct of the business of the Acquired Entities as currently conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear and have been maintained in accordance with prudent industry practices in all material respects.  Except as set forth in Schedule 3.05(g), no asset of any Acquired Entity is subject to any right of first refusal, duty of first offer, purchase option or any similar right.

3.06           No Consent.

As of the Original PSA Date (except for PB Facility Manager) and the Effective Date, except as set forth on Schedule 3.06 (the “Seller Consents”) and except with respect to Governmental Approvals, which are governed exclusively by Section 3.09, the execution, delivery and performance by Seller of this Agreement and any other Investment Document and the consummation of the transactions contemplated hereunder and thereunder do not require Seller, the Acquired Entities or PB Facility Manager to obtain any consent, approval or action, make any filing of or give any notice to any Person to execute, deliver or perform any of the Investment Documents or to consummate the transactions contemplated thereby.

3.07           Compliance with Laws.

Except with respect to Environmental Law which are governed exclusively by Section 3.19, and except as set forth on Schedule 3.07(i), the Seller, in its ownership and operation of the Acquired Entities, is in compliance in all material respects with all applicable Laws.  Except as set forth on Schedule 3.07(ii), each Acquired Entity is in compliance with all Laws applicable to the Business and the ownership, construction (in the case of the Prairie Breeze II Project and Prairie Breeze III Project) and operation of the Projects other than such non-compliance which could not reasonably be expected to result in a Material Adverse Effect.  Neither the Seller nor any Acquired Entity has received written notice of any claim, action or assertion alleging any material violation of any Law that has not been cured, and neither Seller nor any of the Acquired Entities is in default with respect to any Order, applicable to their respective business and assets related to the Acquired Interests and the Business other than such default which could not reasonably be expected to result in a Material Adverse Effect.

3.08           No Conflicts.

As of the Original PSA Date (except for PB Facility Manager) and the Effective Date, assuming the Seller Consents and Seller Approvals are obtained, the execution, delivery and performance of this Agreement and any other Investment Documents to which Seller or an Acquired Entity is a party, and the consummation of the transactions contemplated hereby and thereby, does not and will not (a) conflict with, result in a breach of, or constitute a default under, Seller’s certificate of formation or LLC agreement, or any of the organizational documents of the Seller, the Acquired Entities or PB Facility Manager; (b) result in the creation of any  Lien upon any of the Acquired Interests, the Business or the Project Company Leases; (c) (i) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which, any duties or obligations that are to be performed by Seller, an Acquired Entity or PB Facility Manager, or any rights or benefits are to be received by any Person, under any Acquired Entity Contracts, or (ii) violate or be in conflict with respect, or constitute a default (or any event that, with or without due notice or lapse of time, or both, would constitute a default) under, any Acquired Entity Contracts to which Seller or an Acquired Entity is a party or by which any of Seller’s or a Acquired Entity’s properties or assets may be bound or give rise to any right of termination, cancellation, imposition of fees or penalties under, any Contract to which an Acquired Entity is a party; or (d) violate any applicable Law or Order applicable to the Seller, an Acquired Entity or PB Facility Manager.

3.09           Regulatory Matters and Governmental Approvals.

(a)           As of the Original PSA Date (except for PB Facility Manager) and the Effective Date, except as set forth on Schedule 3.09 (“Seller Approvals”), no Governmental Approval on the part of Seller, the Acquired Entities or PB Facility Manager is required in connection with the execution, delivery and performance of this Agreement and any other Investment Document or the consummation of the transactions contemplated hereby and thereby, including with respect to any Acquired Entity Permit.

(b)           Each Project Company (i) is in compliance with all applicable provisions of the FPA and FERC regulations thereunder, and (ii) except for the Prairie Breeze III Project Company, has received FERC authorization under Section 205 of the FPA, which authorization is in full force and effect, to sell energy, capacity and certain ancillary services at market-based rates.  Each Project Company is, or commencing at the time that it generates electric energy for sale, will be, an Exempt Wholesale Generator.

3.10           Legal Proceedings.

Except with respect to any Actions or Proceedings arising under Environmental Law, which are governed exclusively by Section 3.19, except as set forth on Schedule 3.10, and as of the Effective Date with respect to PB Facility Manager, there is no Action or Proceeding pending, or to the Knowledge of Seller, threatened, in law or in equity or before any Governmental Authority, against or affecting (i) the Acquired Entities, PB Facility Manager or their respective assets or properties, or (ii) the Seller which may reasonably be expected to have a material and adverse effect on the ability of Seller to perform its obligations under the Investment Documents to which it is a party or to consummate the transactions contemplated thereby.  Except as set forth on Schedule 3.10, and as of the Effective Date with respect to PB Facility Manager, there are no outstanding injunctions, judgments, Orders, decrees, rulings, or charges to which an Acquired Entity or PB Facility Manager is a party or by which it is bound, or to which Seller is a party or by which it is bound and which may reasonably be expected to have a material and adverse effect on the ability of Seller to perform its obligations under the Investment Documents to which it is a party or to consummate the transactions contemplated thereby.

3.11           Brokers.

Except for Goldman, Sachs & Co which shall be paid exclusively by the Seller, no Person has any claim against any Acquired Entity or Seller for a finder’s fee, brokerage commission or similar payment directly or indirectly in connection with the transactions contemplated by this Agreement.

3.12           Acquired Entities Existence; Subsidiaries.

(a)           Each of the Acquired Entities and as of the Effective Date PB Facility Manager, is a limited liability company duly organized and validly existing under the Laws of the State of Delaware.  Each of the Acquired Entities and as of the Effective Date PB Facility Manager, has all requisite power and authority to conduct the Business as and to the extent now conducted and to own, use and lease its assets.  Each of the Acquired Entities and as of the Effective Date PB Facility Manager, is duly qualified, authorized to do business and in good standing in Delaware and each other jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to do so could not reasonably be expected to cause a Material Adverse Effect.

(b)           Annex 1 sets forth the name and the Acquired Entities’ direct or indirect ownership percentage of each subsidiary of the Seller.  None of the Project Companies has any subsidiaries. As of the Effective Date, PB Facility Manager has no subsidiaries.

(c)           Seller has, prior to the Original PSA Date, Made Available to Purchaser true and correct copies of the Constitutive Documents of each of Acquired Entities as in effect on the Original PSA Date.  As of the Effective Date, Seller Made Available to Purchaser true and correct copies of the formation documents of PB Facility Manager and such documents have not been amended, modified, terminated or otherwise changed since the time of such delivery to Purchaser. There have been no amendments, modifications, terminations or other changes to such Constitutive Documents since the time of such delivery to Purchaser.  None of the Acquired Entities has conducted any business other than in connection with the development, construction, ownership and operation of its respective Project.

3.13           Financial Statements; Absence of Undisclosed Liabilities.

(a)           Set forth in Schedule 3.13(a) are (i) the audited financial statements and accompanying report of independent auditors of each of the Acquired Entities (other than for PB Expansion Class B Holdings, Prairie Breeze II Holdings LLC, Prairie Breeze II Project Company, and Prairie Breeze III Project Company) as of and for the period ending December 31, 2014, which present fairly in all material respects the financial position of each Acquired Entities as of the date of such financial statements in conformity with GAAP and (ii) the unaudited financial statements of each of the Acquired Entities, as of and for the period ending March 31, 2015, which present fairly in all material respects, the financial position of the Acquired Entities as of the date of such unaudited financial statements in conformity with GAAP (subject to customary year-end  adjustments and the notes related to such audits) (collectively, the “Financial Statements”).

(b)           The Acquired Entities do not have any Liabilities except (i) as set forth in Schedule 3.13(b), (ii) as reflected or reserved against in the Financial Statements or set forth in a note thereto; (iii) incurred in the ordinary course of business since the date of the Financial Statements (none of which is a Liability for breach of contract, breach of warranty, tort, infringement, violation of Law, claim or lawsuit), or (iv) with respect to the performance (but not the breach) of any Acquired Entity Contract or any Contract which does not constitute an Acquired Entity Contract and which is entered into in the ordinary course of business.  As of the Effective Date, PB Facility Manager does not have any Liabilities except (i) as set forth in Schedule 3.13(b) or (ii) incurred in the ordinary course of business (none of which is a Liability for breach of contract, breach of warranty, tort, infringement, violation of Law, claim or lawsuit).

(c)           Except for the distributions to Seller set forth in Schedule 3.13(c), since March 31, 2015, none of the Acquired Entities has paid any distributions, dividends, repurchase, redemption or similar payments to (i) Seller or any Affiliates of Seller (other than between Acquired Entities, for such distributions and dividends of amounts received by any Acquired Entity in accordance with the terms of the Tax Equity Documents and the Prairie Breeze Easement Distribution) or (ii) any other Person except as required in accordance with the terms of the Financing Documents and Tax Equity Documents.

3.14           Taxes & Section 1603 Grants.

(a)           Except as disclosed on Schedule 3.14, there are no Actions or Proceedings currently pending or, to the Knowledge of Seller, threatened (whether or not in writing) against Seller (with respect to an Acquired Entity), or an Acquired Entity, by any Governmental Authority for the assessment or collection of Taxes or relating to any Section 1603 Grant.  There are no outstanding agreements, waivers or consents extending the statutory period of limitations applicable to any Tax of Seller (with respect to an Acquired Entity) or an Acquired Entity or the period for the repayment or recapture of a Section 1603 Grant.

(b)           Each Acquired Entity is treated by Seller as and has been treated, at all times since formation and prior to the Initial Closing Date or the Subsequent Closing Date, as applicable, as either a “partnership” or as an entity “disregarded as an entity separate from its owner,” within the meaning of Treasury Regulations § 301.7701-2, and none of Seller or any Acquired Entity has made an election or taken any other action which would result in classification of any such entity as a corporation for U.S. federal tax purposes.

(c)           Seller (with respect to an Acquired Entity) and the Acquired Entities have (i) filed all income Tax Returns and all material other Tax Returns that they were required to file under applicable Laws and all Annual Performance Reports and each such Tax Return and Annual Performance Report was true, correct, and complete in all material respects; (ii) paid all Taxes shown as due and payable on any such Tax Return; (iii) paid all income Taxes and all other material Taxes due and owing (whether or not shown on or related to such Tax Returns); and (iv) withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d)           Neither Seller (with respect to an Acquired Entity) nor any Acquired Entity is a party to or has any liability under any Tax sharing, indemnification or similar agreement or any Section 1603 Grant indemnification agreement (in each case, other than an agreement entered into in the ordinary course of business of the parties thereto, the principal purpose of which is not Tax-related or Section 1603 Grant-related, such as a customary lease, license or financing agreement and other than the Tax Equity Documents).

(e)           None of Seller nor any Acquired Entity is a “tax-exempt person” within the meaning of Code §168(h) as a result of Seller’s ownership in such Acquired Entity by Seller or any Affiliate.

(f)           None of the Acquired Entities is a “related person” to any purchaser of electricity from the Projects for purposes of Code §§ 267 or 707 as a result of ownership in such Acquired Entity by Seller or any Affiliate of Seller.

(g)           None of the Acquired Entities (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any other Person under Section 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor or otherwise under applicable law.

(h)           With respect to the California Ridge Project Company, the factual information and the representations of each such Project Company set forth in its cash grant application are true, correct and complete in all material respects (it being understood that figures set forth therein are based on reasonable assumptions as to all legal and factual matters) and such applications were properly and timely filed.  No event, fact or circumstance has occurred that would cause either (i) any part of the awarded Section 1603 Grants to be disallowed, reduced, recaptured or (ii) the California Ridge Project Company to be a Cash Grant Disqualified Person.

(i)           Seller (or, if Seller is a disregarded entity for U.S. federal income tax purposes, its owner for U.S. federal income tax purposes) is a “United States Person” within the meaning of Section 7701(a)(30) of the Code.

The parties hereto agree that the representations and warranties made in this Section 3.14 and in Sections 3.04, 3.05(b)-(e), 3.12, 3.16 and 3.18 are the sole and exclusive representations and warranties with respect to Tax matters of Seller and the Acquired Entities and Section 1603 Grant matters (it being understood that this sentence is not a representation or warranty).

3.15           Employees; Employee Benefit Plans.

None of the Acquired Entities, the Project Companies or, as of the Effective Date, PB Facility Manager have, have ever had, any employees.  Neither the Acquired Entities, the Project Companies nor, as of the Effective Date, PB Facility Manager, currently sponsor, maintain or contribute to or have in the past sponsored, maintained or contributed to any “employee benefit plan” within the meaning of Section 3(3) of ERISA.  Neither the Acquired Entities, the Project Companies nor, as of the Effective Date, PB Facility Manager,  have any liability with respect to a Pension Plan or a Multiemployer Plan directly or indirectly from an ERISA Affiliate of any Acquired Entity, Project Company or PB Facility Manager.

3.16           Acquired Entity Contracts.

(a)           Schedule 3.16 contains a true and complete list of all of the following Contracts to which an Acquired Entity is a party or by which an Acquired Entity or any of their respective properties is bound, in each case, only to the extent that such Contract is in effect or imposes any Liability following the applicable Closing (collectively, the “Acquired Entity Contracts”) and excluding the Project Company Leases (which are listed on Schedule 3.05(b)(i)):

(i)              all Contracts for the purchase, exchange or sale of electric power, capacity, ancillary services, or Environmental Attributes;

(ii)             all Contracts for the transmission of electric power;

(iii)            all Contracts for the supply of wind turbines or other material Project assets and all related warranties;

(iv)           all interconnection Contracts for electricity;

(v)            all Contracts with Seller or any Affiliate of Seller;

(vi)           all Contracts of an Acquired Entity which provide for payments by or to an Acquired Entity over the stated term of the Contract in excess of $200,000 for each individual Contract;

(vii)           any Contract under which an Acquired Entity has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness, (B) granted a Lien on its assets, whether tangible or intangible, to secure such indebtedness for borrowed money or (C) extended credit to any Person, in each case, in an amount in excess of $250,000;

(viii)          any contract or agreement between Seller, to the extent relating to a Project or the Business, and/or a Acquired Entity, on the one hand, and any Governmental Authority, on the other hand; and

(ix)            any Contract for management, operation, administration or maintenance of an Acquired Entity or Project;

(x)             any Contract relating to abatement or reduction of property Taxes of an Acquired Entity;

(xi)            joint venture agreements, partnership agreements, limited liability company agreements, teaming agreements and joint development agreements;

(xii)           Contracts which restrict the ability of any Acquired Entity to engage in the type of business in which it is currently principally engaged;

(xiii)          any Contract which would otherwise be considered material to the Business.

(b)           Seller has Made Available to Purchaser true and complete copies of all Acquired Entity Contracts.  Each Acquired Entity Contract is in full force and effect and constitutes the legal, valid, binding and enforceable obligation of the Acquired Entity party thereto, and, to the Knowledge of Seller, each other party thereto, in accordance with its terms, except as such terms may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity, whether considered in a proceeding in equity or at law.  None of the Seller, or any of the Acquired Entities, or to the Seller’s Knowledge, any other party thereto  are in breach of or default in any material respect under a Acquired Entity Contract.   To the Seller’s Knowledge, no event, occurrence, condition or act (including the completion of the transactions contemplated by this Agreement) exists which, with the giving of notice, or the lapse of time, would become a breach or default in any material respect of any obligation therein or give rise to any right of termination, cancellation, imposition of fees or penalties under, any Acquired Entity Contract.   There currently is no dispute or, to the Seller’s Knowledge, potential dispute and is no mediation, arbitration, or other dispute resolution procedure under any such Acquired Entity Contract.  None of the Seller, or any of the Acquired Entities, or to the Seller’s Knowledge, any other party thereto has received any written notice breach, default, termination or suspension of any Acquired Entity Contract, and to the Knowledge of Seller, no action is being taken by any Person to terminate or suspend any Acquired Entity Contract.

(c)           No Environmental Attributes have been conveyed by any Acquired Entity to any other entity other than pursuant to an Acquired Entity Contract.

3.17           Permits.

Schedule 3.17 sets forth all material Permits acquired or held by Seller or an Acquired Entity in connection with the ownership and operation of the Projects; provided that for purposes hereof all Permits required during the period at and after commercial operation of a Project shall be deemed material.  The Acquired Entities hold in full force and effect all Permits required for the operation of the Business as presently conducted, and other than those Permits required in connection with certain operation and maintenance activities which are ministerial in nature and can reasonably be expected to be obtained in due course on commercially reasonable terms and conditions when needed.  With respect to any Permits required for the ownership or operation (or, with respect to the California Ridge Project, with respect to the construction Permits related to the surety bonds)  of any Project and held by Seller or an Acquired Entity, (a) none of the Acquired Entities is in material default or material violation, and no event has occurred and is continuing which, with notice or the lapse of time or both, would constitute a material default or material violation of the terms, conditions or provisions of such Permit, and (b) there are no legal proceedings pending or, to the Knowledge of Seller, threatened in writing, relating to the suspension, revocation, termination or modification of any such Permit.  With respect to any Permits required for the ownership or operation (or, with respect to the California Ridge Project, with respect to the construction Permits related to the surety bonds) of any Project but not held by Seller or an Acquired Entity, (a) to the Knowledge of Seller no holder of such Permit is in material default or material violation, and, to the Knowledge of Seller, no event has occurred and is continuing which, with notice or the lapse of time or both, would constitute a material default or material violation of the terms, conditions or provisions of such Permit, and (b) to the Knowledge of Seller, there are no legal proceedings pending or threatened in writing, relating to the suspension, revocation, termination or modification of any such Permit.

3.18           Affiliate Transactions.

Except as disclosed on Schedule 3.18, there are no existing or pending transactions, Contracts or Liabilities between or among (a) an Acquired Entity on the one hand, and (b) Seller or any of Seller’s Affiliates (other than an Acquired Entity) or any  officer or director of the foregoing on the other hand.

3.19           Environmental Matters.

Except as set forth on Schedule 3.19, (i) there are no locations or premises within a Project site or any other location where there has been a Release that (A) an Acquired Entity has been or would be obligated to investigate, remove, remediate or otherwise respond to pursuant to any Environmental Law or any Contract entered into with any other Person or (B) has resulted in or would reasonably be expected to result in an Environmental Claim against or liability of an Acquired Entity under any Environmental Law, in the case of each of (A) and (B) that would individually or in the aggregate have a Material Adverse Effect, (ii) there are no Actions or Proceedings pending or to the Knowledge of Seller, threatened against Seller or any Acquired Entity under Environmental Law, and (iii) neither Seller nor any Acquired Entity has received written notice from any Person, including a Governmental Authority, of any Environmental Claim, or any written notice of any investigation, or any written request for information, in each case under, any Environmental Law, and no such notice or request for information would reasonably be expected, except for those listed on Schedule 3.19 and none of which are material.  Neither Seller nor any Acquired Entity has given any release or waiver of liability that would waive or impair any claim based on the presence of Hazardous Substances in, on or under any real property against a previous owner of any real property or against any Person who may be potentially responsible for the presence of Hazardous Substances in, on or under any such real property.

3.20           Insurance.

Schedule 3.20 lists all of the insurance maintained by or on behalf of the Seller or the Acquired Entities (the “Insurance Policies”).  All Insurance Policies are in full force and effect, valid and binding in accordance with their terms and no notice of cancellation or termination has been received with respect to any such policy nor is Seller or any of the Acquired Entities in default under any such policy.  All premiums with respect to the Insurance Policies covering all periods up to and including the Original PSA Date have been paid and, with respect to premiums due and payable prior to the applicable Closing, will be so paid.  As of the applicable Closing none of these Insurance Policies have lapsed and, to the Knowledge of Seller, there are no circumstances that have rendered such insurance unenforceable, void or voidable.  Schedule 3.20 sets forth a true, correct and complete list of any outstanding claims under such policies.

3.21           Warranties; Performance Security.

Each warranty that is in effect as of the applicable Closing in respect of any Project work or equipment, including with respect to any wind turbine components and related equipment installed or to be installed at any Project, is held by the respective Project Company and is, as of such Closing, enforceable by such Project Company in accordance with its terms.

3.22           Bank Accounts.

Schedule 3.22 is a list of the locations and numbers of all bank accounts, investment accounts and safe deposit boxes maintained by any Acquired Entity, together with the names of all persons who are authorized signatories or have access thereto or control thereunder (the “Bank Accounts”).  Set forth on Schedule 3.22 is an estimate of the amounts set forth in the Reserve Accounts as of the Initial Calculation Date.  All cash or cash equivalents owned by the Acquired Entities, and all cash or cash equivalents included in the computation of Unadjusted Project Working Capital are maintained in the accounts listed on Schedule 3.22.

3.23           Intellectual Property.

No licenses, trademarks, patents, copyrights or agreements with respect to the usage of technology (other than such licenses, trademarks, patents, copyrights or agreements which form a part of the Acquired Entity Contracts) are necessary for (a) the applicable Project Company to own, operate or maintain its Project in accordance with the Acquired Entity Contracts in respect of such Project, and (b) to the Knowledge of Seller, third party equipment suppliers to license or sell equipment to the applicable Project Company in accordance with the Acquired Entity Contracts in respect of such Project.

3.24           Absence of Certain Changes.

Except as set forth on Schedule 3.24, since December 31, 2014:

(a)           no event, change, fact, condition or circumstance has occurred as to any Acquired Entity which has had, or could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect; and

(b)           each Acquired Entity has conducted its business in the ordinary course consistent with past practices except to the extent that Seller implements the Invenergy Restructuring in accordance with, and as expressly permitted pursuant to, the provisions of Section 5.11.

3.25           No Other Warranties.

THE WARRANTIES SET FORTH HEREIN AND IN THE OTHER INVESTMENT DOCUMENTS ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER WARRANTIES, WHETHER STATUTORY, WRITTEN OR ORAL, EXPRESS OR IMPLIED; SELLER PROVIDES NO OTHER WARRANTIES WITH RESPECT TO THE ACQUIRED INTERESTS, THE ACQUIRED ENTITIES OR THE ASSETS, INCLUDING WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED.  EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 3, SELLER MAKES NO REPRESENTATION OR WARRANTY TO PURCHASER WITH RESPECT TO ANY FINANCIAL PROJECTIONS, FORECASTS OR FORWARD LOOKING STATEMENTS OF ANY KIND OR NATURE WHATSOEVER RELATING TO ACQUIRED ENTITIES OR THE ACQUIRED INTERESTS.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND TERRAFORM POWER

Purchaser hereby represents and warrants to Seller as of the Effective Date (unless specifically stated otherwise) as follows:

4.01           Existence.

Purchaser is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware.  Purchaser has all requisite power and authority to execute and deliver this Agreement and each other agreement required to be executed and delivered by Purchaser hereunder, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby and to own or lease its assets and to carry on its business as currently conducted.

4.02           Authority.

All limited liability company actions and proceedings necessary to authorize the execution and delivery by Purchaser of this Agreement and all other Investment Documents to which Purchaser is a party, and the performance by Purchaser of its obligations hereunder and thereunder, have been duly and validly taken.  This Agreement and all other Investment Documents to which Purchaser is a party have been, or prior to the Closing will have been, duly and validly executed and delivered by Purchaser and constitutes legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with their respective terms, except as such terms may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditor’s rights generally, and (b) general principles of equity, whether considered in a proceeding in equity or at law.

4.03           No Consent.

Except as set forth on Schedule 4.03 (the “Purchaser Consents”), the execution, delivery and performance by Purchaser of this Agreement, any other agreements to be executed and delivered by Purchaser hereunder, any other Investment Documents to which Purchaser is a party and the consummation of the transactions contemplated hereunder do not require Purchaser to obtain any consent, approval or action of or give any notice to any Person as a result or under any terms, conditions or provisions of any Contract or Permit by which it is bound.

4.04           No Conflicts.

Assuming the Purchaser Consents and Purchaser Approvals are obtained, the execution, delivery and performance by Purchaser of this Agreement, any other agreements to be executed and delivered by Purchaser hereunder and any other Investment Documents to which Purchaser is a party do not and will not (a) conflict with, result in a breach of, or constitute a default under, Purchaser’s certificate of formation or operating agreement, or to the actual knowledge of Purchaser, any Contract to which Purchaser is a party; (b) conflict with or result in a violation or breach of any provision of any Law applicable to Purchaser; or (c) result in the creation of any material Lien upon Purchaser or any of its assets, in each case which would prevent, delay, or materially burden the consummation by Purchaser of the transactions contemplated herein.

4.05           Governmental Approvals.

Except as set forth on Schedule 4.05 (“Purchaser Approvals”), no Governmental Approval is required to be obtained by Purchaser in connection with the execution, delivery and performance of this Agreement, any other agreements to be executed and delivered by Purchaser hereunder, any other Investment Documents to which Purchaser is a party or the consummation of the transactions contemplated hereby or thereby.

4.06           Legal Proceedings.

There are no Actions or Proceedings pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser or any of its assets in law or equity or before any Governmental Authority that could reasonably be expected to result in the issuance of an Order or other decision restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

4.07           Purchase for Investment.

Purchaser (a) is acquiring the Acquired Interests for its own account and not with a view to distribution, (b) has sufficient knowledge and experience in financial and business matters so as to be able to evaluate the merits and risk of an investment in the Acquired Interests and is able financially to bear the risks thereof, and (d) understands that the Acquired Interests will, upon purchase, be characterized as “restricted securities” under state and federal securities laws and that under such laws and applicable regulations the Acquired Interests may be resold without registration under such laws only in certain limited circumstances.  Purchaser agrees that it will not sell, convey, transfer or dispose of the Acquired Interests, unless such transaction is made pursuant to an effective registration statement under applicable federal and state securities laws or an exemption from registration requirements of such securities laws.

4.08           Brokers.

Except for fees and commissions that will be paid by Purchaser, no Person has any claim against Purchaser for a finder’s fee, brokerage commission or similar payment directly or indirectly in connection with the transactions contemplated by this Agreement.

4.09           Permits and Filings.

Except for the Purchaser Consents and Purchaser Approvals, no Permit on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby or any borrowing or other action by Purchaser or any of its Affiliates in connection with obtaining or maintaining sufficient financing to provide the payment of the Purchase Price.

4.10           Compliance with Laws.

Purchaser is not in violation of any Law except where any such violation would not reasonably be expected to materially and adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder.

4.11           Due Diligence.

Purchaser has had the opportunity to conduct all such due diligence investigations of the Acquired Interests as it deemed necessary or advisable in connection with entering into this Agreement and the Investment Documents and the transactions contemplated hereby and thereby.  Purchaser has relied solely on its independent investigation and the representations,  warranties and covenants expressly contained in this Agreement and set forth in the Disclosure Schedules, in making its decision to acquire the Acquired Interests and has not relied on any other statements or advice from Seller or its Representatives.  The preceding sentences do not limit or modify the representations and warranties in Article 3 or limit Purchaser’s reliance thereon.

4.12           Financial Ability to Close.

At each Closing, Purchaser will have sufficient cash available to pay the applicable Purchase Price in accordance with this Agreement.  Purchaser hereby acknowledges and agrees that the receipt of any financing shall not be a condition precedent to Purchaser’s obligations to purchase the Acquired Interests in accordance with this Agreement.

4.13           Tax Matters.

(a)           Purchaser (or, if Purchaser is a disregarded entity for U.S. federal income tax purposes, its sole owner) is and will remain a “United States person” within the meaning of Code Section 7701(a)(30) and is not subject to withholding under Section 1446 of the Code.

(b)           Purchaser is not a Cash Grant Disqualified Person.

(c)           Purchaser is not related (within the meaning Treasury Regulation § 1.752-4(b)) to any lender to an Acquired Entity under the Financing Documents.

(d)           As a result of the purchase by Purchaser from Seller of the Acquired Interests at the applicable Closing:

(i)              no portion of the Projects will become tax-exempt use property or “public utility property” within the meaning of Section 168(h)(1) or 168(i)(10) of the Code;

(ii)             no portion of the Projects will become tax exempt bond financed property within the meaning of Section 168(g)(5) of the Code;

(iii)            none of the Acquired Entities will be considered for federal income tax purposes to be selling electricity generated by the Projects to a person who is related to the Project Company within the meaning of Section 45(e)(4) of the Code and Section 4 of Notice 2008-60, I.R.B. 2008-30 (June 25, 2008);

(iv)           none of the Acquired Entities will become a “related person” to any purchaser of electricity from the Projects for purposes of Sections 267 or 707 of the Code;

(v)            no subsidized energy financing will have been provided (directly or indirectly) under a federal, state or local program in connection with any property owned by the Acquired Entities, within the meaning of Code §45(b)(3)(A)(iii).

(e)           None of the Purchaser or any of its Affiliates has applied for, claimed or received a Section 1603  Grant, a production tax credit pursuant to Code §45, or an investment tax credit pursuant to Code §48 with respect to any property owned by the Acquired Entities.

(f)           If the Purchaser is a Flow-Through Entity, (i) no person or entity will own, directly or indirectly through one or more Flow-Through Entities, an interest in the Purchaser such that more than 60% of the value of such person’s or entity’s interest in the Purchaser is attributable to the Purchaser’s investment in any Acquired Entity; and (ii) if one or more persons or entities owns, directly or indirectly through one or more flow-through entities, an interest in the Purchaser such that more than 60% of the value of such person’s or entity’s interest in the Purchaser is attributable to the Purchaser’s investment in any Acquired Entity, neither the Purchaser nor any such person or entity has or had any intent or purpose to cause such person (or persons) or entity (or entities) to invest in any Acquired Entity indirectly through the Purchaser in order to enable any Acquired Entity to qualify for the 100-partner safe harbor under Treasury Regulation § 1.7704-1(h) (regarding the private placement safe harbor from treatment as a publicly traded partnership).

(g)           The Purchaser certifies that (a) his or its name, taxpayer identification number and address provided on the signature page hereto are correct, and (b) it agrees to execute properly and provide to Seller in a timely manner any tax documentation that may reasonably be required by Seller in connection with the transaction contemplated hereby.

4.14           Compliance.

The Purchaser and its Affiliates will not, by entering in to the Investment Documents to which they are a party or consummating the transactions contemplated thereby, be in contravention of Anti-Corruption Laws or Sanctions.

4.15           Plan Assets.

Either (a) no part of the Purchase Price constitutes “plan assets” within the meaning of Department of Labor Reg. §2510.3-101 of any “employee benefit plan” within the meaning of Section 3(3) of ERISA, or other “benefit plan investor” (as defined in U.S. Department of Labor Reg. §§2510.3-101 et seq. or in Section 3(42) of ERISA) or assets allocated to any insurance company separate account or general account in which any such employee benefit plan or benefit plan investor (or related trust) has any interest or (b) the source of the funding used to pay the Purchase Price is an “insurance company general account” within the meaning of Department of Labor Prohibited Transaction Exemption 95-60, issued July 12, 1995, and there is no employee benefit plan, treating as a single plan all plans maintained by the same employer or employee organization, with respect to which the amount of the general account reserves and liabilities for all Contracts held by or on behalf of such plan exceeds ten percent (10%) of the total reserves and liabilities of such general account (exclusive of separate account liabilities) plus surplus, as set forth in the National Association of Insurance Commissioners “Annual Statement” filed with the Purchaser’s jurisdiction of domicile.

4.16           TerraForm Power.

(a)           Existence; Corporate Power. TerraForm Power is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. TerraForm Power has all requisite power and authority to execute the Investment Documents to which it is a party and to perform its obligations thereunder and to consummate the transactions contemplated thereby.

(b)           Authority. All limited liability company actions or proceedings necessary to authorize the execution and delivery by TerraForm Power of the Investment Documents to which it is a party and the performance by TerraForm Power of its obligations thereunder, have been duly and validly taken. Each Transaction Document to which TerraForm Power is a party prior to the Closing will have been duly and validly executed and delivered by TerraForm Power and constitutes a valid and binding obligation of TerraForm Power, enforceable against TerraForm Power, in accordance with its terms, except as such terms may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity, whether considered in a proceeding in equity or at law.

(c)           No Consent. Except for the Purchaser Approvals and Purchaser Consents, the execution, delivery and performance by TerraForm Power of the Investment Documents to which it is a party and the consummation of the transactions contemplated thereunder do not require TerraForm Power to obtain any consent, approval or action of or give any notice to any Person as a result or under any terms, conditions or provisions of any Contract by which TerraForm Power is bound.

(d)           No Conflicts. Assuming the Purchaser Consents and Purchaser Approvals are obtained, the execution, delivery and performance of the Transaction Document to which TerraForm Power is a party do not and will not (a) conflict with, result in a breach of, or constitute a default under, TerraForm Power’s certificate of formation or operating agreement, or to the actual knowledge of Purchaser, any Contract to which TerraForm Power is a party which would prevent, delay, or materially burden the consummation of the transactions contemplated in the Investment Documents to which TerraForm Power is a party; (b) conflict with or result in a violation or breach of any provision of any Law applicable to TerraForm Power which would prevent, delay or materially burden the consummation by TerraForm Power of the transactions contemplated herein; or (c) result in the creation of any material Lien upon TerraForm Power or any of its assets which would prevent, delay or materially burden the consummation of the transactions contemplated herein.

(e)           Regulatory Matters and Governmental Approvals. Except for the Purchaser Approvals, no Governmental Approval on the part of TerraForm Power is required in connection with the execution, delivery and performance of the Investment Documents to which it is a party or the consummation of the transactions contemplated thereby, including with respect to any Permit.

(f)           Legal Proceedings. There is no Action or Proceeding pending, or to the knowledge of Purchaser, threatened, against TerraForm Power in law or in equity or before any Governmental Authority that could reasonably be expected to result in the issuance of an Order or other decision restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by the Investment Documents to which TerraForm Power is a party.

ARTICLE 5
COVENANTS OF SELLER

Seller covenants and agrees with Purchaser that Seller will comply with all covenants and provisions of this ARTICLE 5, except to the extent Purchaser may otherwise consent in writing.

5.01           Regulatory and Other Permits.

Prior to each of the Initial Closing and the Subsequent Closing, Seller shall or shall cause its Affiliates, as applicable, to, as promptly as practicable, make all filings with all Governmental Authorities and other Persons required by Seller or its Affiliates to consummate the transactions contemplated hereby at the Initial Closing or the Subsequent Closing, as applicable, and shall and shall cause its Affiliates to use commercially reasonable efforts to obtain as promptly as practicable all Permits and all consents, approvals or Actions of all Governmental Authorities and other Persons necessary to consummate the transactions contemplated hereby, including the Seller Approvals and Seller Consents.  Prior to each of the Initial Closing and the Subsequent Closing, Seller shall promptly provide Purchaser with a copy of any material filing, order or other document proposed to be delivered to or received from any Governmental Authority or other Person relating to the obtaining of any such Permits, consents, approvals, or Actions of Governmental Authorities and other Persons with respect to such Initial Closing or Subsequent Closing, as applicable. Prior to each of the Initial Closing and the Subsequent Closing, Seller shall provide a status report to Purchaser upon the reasonable request of Purchaser.  Prior to each of the Initial Closing and the Subsequent Closing, Seller shall use its commercially reasonable efforts to cause its officers, directors, or other Affiliates not to take any action which could reasonably be expected to materially and adversely affect the likelihood of any approval or consent required to consummate the transactions contemplated hereby with respect to such Initial Closing or Subsequent Closing, as applicable.

Without limiting the generality of the foregoing, on or prior to the Effective Date, Seller filed or caused its ultimate parent entity (within the meaning of the HSR Act) to file any and all materials required to be filed by it under the HSR Act and any other anti-trust regulatory filings with respect to the transactions contemplated hereby and will promptly file any supplemental materials required or requested, and shall comply in all material respects with any applicable requirements of the HSR Act and any Laws applicable to any other anti-trust regulatory filings.  Seller shall cooperate with Purchaser in submitting such filings, including providing, as promptly as practicable upon written request, any specific information concerning itself or its Affiliates required in connection with such filing(s).

 Seller shall bear its own costs and legal fees contemplated by this Section 5.01; provided that the filing fee associated with any required filing under the HSR Act were, with respect to the initial filing, borne equally by Purchaser and Seller, and fees associated with any Competition Act Approval (as defined in the Asset Purchase Agreement) were borne as set forth in the Asset Purchase Agreement.

5.02           Access to Information.

Pending Initial Closing and the Subsequent Closing, as applicable, Seller shall at all reasonable times and upon reasonable prior notice during regular business hours (a) make appropriate members of its management team available for questions related to the properties, assets, books, records, financial and operating data, and other information pertaining to the Acquired Entities, the Acquired Interests, the Business or the Projects which shall be reasonably available for examination and review by Purchaser and its Representatives via the Electronic Data Room, (b) provide such access to the Projects (and its facilities and equipment), and (c) provide such access to third parties related to the Projects as the Purchaser reasonably requests in connection with replacement of the Support and Affiliate Obligations and procurement of the Purchaser Consents and Purchaser Approvals; provided, however, Purchaser’s inspections and examinations shall not unreasonably disrupt the normal operations of Seller, the Acquired Entities or the Projects, shall be subject to Seller’s and the Acquired Entities’ safety and security procedures and shall be at Purchaser’s sole cost and expense; and provided, further, that neither Purchaser, nor any of its Affiliates or Representatives, shall access the Project sites or conduct any intrusive environmental site assessment or activities with respect to the Acquired Entities or their properties without the prior written consent of Seller.  With respect to each Project, prior to the applicable Closing, Seller shall provide Purchaser with the monthly financial statements, operating reports and management reports for the Acquired Entities and the Projects in the form, and at the times, historically prepared by the Seller, the Acquired Entities or their Affiliates in the ordinary course.  Seller shall continue to maintain and update the Electronic Data Room in accordance with its prior practice with respect to each Project until the Closing of such Project.

5.03           Conduct of Business.

Prior to the Initial Closing or the Subsequent Closing, as applicable:

(a)           Seller shall cause the Acquired Entities to operate and carry on the Business in the ordinary course consistent with past practices and consistent with the standard of care under each applicable Tax Equity LLCA.  Without limiting the foregoing, Seller shall cause the Acquired Entities to use commercially reasonable efforts consistent with good business practice to preserve the goodwill of  suppliers, contractors, Governmental Authorities, licensors, customers, distributors and others having business relations with the Acquired Entities.  Seller shall not transfer any of the Acquired Interests to any Person or create or suffer to exist any Lien (other than Permitted Encumbrances and any Liens pursuant to the Financing Documents) upon the Acquired Interests.  With respect to the Prairie Breeze II Project and Prairie Breeze III Project, (a) Seller and the applicable Acquired Entities shall use their commercially reasonable efforts to take all actions reasonably necessary at the stage of development of such Project to further the development and completion of such Project in accordance with the applicable Acquired Entity Contracts, (b) Seller and the applicable Acquired Entities shall develop and construct such Projects consistent with prudent industry standards applicable to the development, financing and construction of wind generation projects, and such development and construction shall not have an adverse impact on the Prairie Breeze Project (except as reasonably determinable from the information Made Available to Purchaser in connection with such Projects as of the Original PSA Date based on the design of the Projects contemplated as of the Original PSA Date).

(b)           Without limiting Section 5.03(a), except for the transactions to be consummated pursuant to this Agreement or except with the express written approval of Purchaser, such approval not to be unreasonably withheld or delayed, Seller shall cause the Acquired Entities, not to:

(i)              transfer or sell, or directly or indirectly issue any membership interests, other equity interests or securities (or securities convertible into equity interests) in or of the Acquired Entities, or debt securities, to any Person or create or permit to exist any Lien (other than Permitted Liens) upon the Business, or the Projects;

(ii)            make any material change in the Business or the operations of the Projects, except such changes required to comply with any applicable Law or the terms of the Tax Equity LLCAs;

(iii)           fail to timely pay any material amounts as they become due and owing to any and all of its vendors, suppliers and other account payables (and all other similar obligations) consistently with past practices unless being contested in good faith;

(iv)           except with respect to (i) the Prairie Breeze II Project and Prairie Breeze III Project and (ii) the Prairie Breeze Project but solely with respect to making available to Prairie Breeze II Project and Prairie Breeze III Project real property rights which are not needed by the Prairie Breeze Project, enter into any Contract for the purchase or lease of real property other than as contemplated by the Acquired Entity Contracts;

(v)            enter into any Contract for any acquisitions (by merger, consolidation, or acquisition of stock or assets or any other business combination) of any Person or business or any division thereof  or adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring or other reorganization of any Acquired Entity;

(vi)           sell, assign, lease or fail to preserve any asset other than (i) sales of electric power as set forth in the Acquired Entity Contracts, (ii) the transfer of any related Environmental Attributes under any Acquired Entity Contract, and (iii) the transfer of an asset that is worn out, obsolete, damaged or no longer necessary or useful for the operation of the Projects;

(vii)           create, incur, assume or guarantee, or agree to create, incur, assume or guarantee any Indebtedness or enter into any “keep well” or other agreement to maintain the financial condition of another Person or into any arrangement having the economic effect of any of the foregoing (including entering into, as lessee, any capitalized lease obligations as defined in Statement of Financial Accounting Standards No. 13);

(viii)          except with respect to the Prairie Breeze II Project and Prairie Breeze III Project, enter into, amend, modify, grant a waiver in respect of, cancel or consent to the termination or assignment (except with respect to the agreements listed in Schedule 5.03(b)(viii) which shall be terminated or assigned prior to or simultaneous with Closing and the Facility Management Agreements which will be terminated effective as of Closing) of any Acquired Entity Contract or Project Company Leases other than any amendment, modification or waiver which is not material to such Acquired Entity Contract or Project Company Lease, as applicable, and is otherwise in the ordinary course of business;

(ix)            enter into, amend, modify or waive any rights under, in each case, in any material respect, any material Contract (or series of Contracts) with Seller or any Affiliate of Seller other than entry into such amendment, modification or waiver of any such Contracts as may be expressly contemplated as part of the transactions of this Agreement;

(x)             make any material change in the Constitutive Documents or purchase, redeem or issue any membership interest (or securities exchangeable, convertible or exercisable for a membership interest) in any Acquired Entity or fail to keep in effect the existence of each Acquired Entity;

(xi)            make or change any Tax election, change an annual accounting period, adopt or change any accounting method with respect to Taxes, file any amended Tax Return with respect to any Taxes, enter into any closing agreement, settle or compromise any proceeding with respect to any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to a Project Company, take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(xii)           fail to maintain insurance coverage substantially equivalent to the Insurance Policies as in effect on the Original PSA Date;

(xiii)          except with respect to the 1603 Claims, settle or agree to settle any material dispute with any third party, including any Governmental Authority;

(xiv)          make any material change in any method of accounting or accounting practice of the Acquired Entities (including practices with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts accrual of accounts receivable, inventory control, supplies, materials, spare parts, prepayment of expenses, payment of trade accounts payable, accrual of other expenses and deferral of revenue), except as required by GAAP and notified to Purchaser in advance or as disclosed in the notes to the Financial Statements;

(xv)           hire any employee at the Acquired Entities;

(xvi)           pay after the Calculation Date any distributions, dividends, repurchase, redemption or similar payments to (x) Seller or any Affiliates of Seller (other than between Acquired Entities, for such distributions and dividends of amounts received by any Acquired Entity in accordance with the terms of the Tax Equity Documents and for the Prairie Breeze Easement Distribution), or (y) any other Person not described in clause (x) except as required in accordance with the terms of the Financing Documents and Tax Equity Documents;

(xvii)         agree to enter into any Contract or otherwise make any commitment to do any of the foregoing in this Section 5.03.

Notwithstanding anything to the contrary herein, any actions or events approved in writing by Purchaser in accordance with this Section 5.03(b), shall be deemed disclosed and incorporated by reference in the Schedules to this Agreement as of the applicable Closing Date and Purchaser shall be deemed to have waived any right to indemnification for the breach of representation or warranty relating to the matter approved in writing by Purchaser in this Section 5.03(b).

5.04           Exclusivity.

Until this Agreement is terminated, Seller will not, and will cause its Representatives and Affiliates not to, directly or indirectly accept, solicit or respond to the submission of any indication of interest, proposal or offer from any Person, engage in any negotiations concerning, provide any confidential information or data to any Person in respect to, have any discussions with any Person (except Purchaser) or enter into any letter of intent or similar document or other agreement or commitment relating to, any (a) merger or consolidation with or into, (b) acquisition or purchase of any material asset, or any equity or debt interest in, (c) lease or disposition of any material asset, or (d) similar transaction, business combination or investment involving the Acquired Entities, the Business, the Projects or the Acquired Interests (any of the transactions described in clauses (a) through (d), a “Third-Party Acquisition”).  Seller shall, and shall cause its Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted prior to the Original PSA Date with respect to any of the foregoing.  If the Seller or its Affiliates or Representatives receive any Third-Party Acquisition proposal, the Seller will immediately suspend any discussions with such offeror or Person and notify Purchaser thereof and the Seller shall not permit any prospective buyers or their lenders access to the Electronic Data Room.

5.05           Records.

Prior to the Initial Closing with respect to the Acquired Entities sold pursuant to the Initial Closing and prior to the Subsequent Closing with respect to the Acquired Entities sold pursuant to the Subsequent Closing, Seller shall keep in its possession and control all information and records with respect to the Acquired Entities, Projects and the Business, consistent with the current policies of Seller.  Within 5 Business Days following the Closing, the Seller shall deliver a CD-ROM of the Electronic Data Room to Purchaser, together with all other books and records of the Acquired Entities.

5.06           Fulfillment of Conditions.

Prior to the each of the Initial Closing and the Subsequent Closing, Seller shall and shall cause its Affiliates to use their commercially reasonable efforts to satisfy each condition to the obligations of Purchaser contained in this Agreement which are within their control.

5.07           Further Assurances.

Prior to each of the Initial Closing and the Subsequent Closing, Seller shall and shall cause its Affiliates to use their commercially reasonable efforts to negotiate, execute and deliver, or cause to be executed and delivered, all such documents and instruments (including pursuant to Section 6.04) and shall take, or cause to be taken, all such further actions as may be necessary and are within their control to consummate and make effective the transactions contemplated by this Agreement with respect to such Initial Closing or Subsequent Closing, as applicable (including as reasonably requested by the Purchaser in connection with the payoff by the Purchaser of the obligations of the applicable Acquired Entities under the Financing Documents (other than with respect to the Fixed Rate Notes) and obtaining any necessary consents of the financing parties if such payoff does not occur as part of the applicable Closing).  Prior to each of the Initial Closing and the Subsequent Closing, Seller shall cooperate with Purchaser and provide any information regarding Seller or its Affiliates necessary to assist Purchaser in making any filings or applications with any Governmental Authority with respect to such Initial Closing or Subsequent Closing, as applicable.  Notwithstanding anything to the contrary contained in this Section 5.07, if the Parties are in an adversarial relationship in litigation or arbitration, the furnishing of any documents or information in accordance herewith shall be solely subject to applicable rules relating to discovery and the remainder of this Section 5.07 shall not apply.

5.08           Seller Disclosure Schedule.

(a)           Update to Seller Disclosure Schedule.  Seller has the continuing right to add any necessary schedules to the Seller’s Disclosure Schedules, supplement, modify or amend, during the pre-Initial Closing period or the Subsequent Closing Update Period (as defined below), as applicable, the information required to be set forth on the Seller Disclosure Schedules as to representations made by Seller solely as a result of matters or events first occurring after the Original PSA Date as necessary to complete or correct any information therein (such information being called the “Updated Information”); provided that such Updated Information shall not be deemed to update Seller’s representations and warranties previously made.

(b)           Update to Seller Disclosure Schedule (Subsequent Closing).   Seller shall deliver to Purchaser the Disclosure Schedules and updates to applicable Annexes for the Subsequent Acquired Interests at least fifteen (15) days before the Subsequent Closing, which such Disclosure Schedules shall be mutually agreeable to the Parties (acting reasonably) (the date on which such Disclosure Schedules and updates to applicable Annexes are mutually agreed-upon in writing, the “Determination Date”).   For purposes of this Section 5.08, “Subsequent Closing Update Period” means the period commencing on the Determination Date and ending on the Subsequent Closing Date.

(c)           Effect on Closing Conditions.

(i)             In the event the condition set forth in Section 7.01(a) or 7.02(a), as applicable, is not met at the Initial Closing or Subsequent Closing, as the case may be, due to events or acts disclosed in the Updated Information, Purchaser agrees to meet with Seller and discuss in good faith with Seller to determine if there are mutually acceptable terms and conditions under which Purchaser would be willing to waive such conditions.  If Purchaser decides to waive such condition and proceed with the Initial Closing or Subsequent Closing, as the case may be, Purchaser shall be deemed to have irrevocably waived its and its Purchaser Indemnified Parties’ right to indemnification under Article 11 for Losses with respect to breach of any representation, warranty or covenants arising out of such Updated Information and shall not otherwise have any recourse against the Seller, or its Affiliates in respect of such Updated Information. If Purchaser, after meeting with Seller, determines that it is not willing to waive such condition, Purchaser shall terminate the Agreement pursuant to Section 12.01(a)(iii).

(ii)            In the event all the conditions set forth in Section 7.01(a) or 7.02(a), as applicable are met and the Initial Closing or Subsequent Closing, as the case may be, occurs, Purchaser shall be entitled to make an indemnification claims under Article 11 of this Agreement (subject to the applicable limitation set forth in Section 11.04) for any Losses incurred by Purchaser or a Purchaser Indemnified Party based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement and disclosed in the Updated Information.

5.09           Reserved.

5.10           Intercompany Obligations.

Prior to the applicable Closing, the Seller shall cause all intercompany account obligations (including Indebtedness) of each Acquired Entity involving Seller or any of its Affiliates (other than an Acquired Entity) to be settled, at the election of the Seller, by either causing such accounts and obligations to be (a) paid and discharged, including by netting of payables and receivables involving the same parties, or (b) cancelled without the Seller paying any consideration therefor and deliver written evidence thereof to the Purchaser by such date.  In addition, except as otherwise authorized by Purchaser prior to the applicable Closing Date, the Seller shall cause all intercompany Contracts between the Seller, an Acquired Entity or any of their Affiliates to be terminated other than those set forth on Schedule 5.10.

5.11           Pre-Closing Reorganization.

Notwithstanding any provision of this Agreement to the contrary, including for greater certainty the restrictions in Section 5.03(b), the Seller and its respective Affiliates shall be entitled to implement or cause to be implemented the Invenergy Restructuring, without requiring any approval from Purchaser; provided that Purchaser's prior written approval (which shall not be unreasonably withheld, delayed or conditioned) shall be required if the Invenergy Restructuring  does not occur as set forth in Exhibit M.

5.12           Prairie Breeze III Closing.

In the event that all of the Subsequent Closing conditions to obligations of Seller and Purchaser related to the Prairie Breeze II Project as set forth in Sections 7.02 and 8.02 have been satisfied or waived but the condition set forth in Section 7.02(m)(ii) has not occurred by May 31, 2016, Seller agrees that the Subsequent Closing shall occur within five (5) Business Days of May 31, 2016 for the Prairie Breeze II Project.  If the condition set forth in Section 7.02(m)(ii) occurs within sixty (60) days of such Subsequent Closing and prior to the Subsequent Termination Date, the Acquired Interests in Prairie Breeze III Project Company shall be sold to Purchaser in a second Subsequent Closing which shall satisfy the same terms and conditions as the initial Subsequent Closing (without regards to any terms and conditions specific to the Prairie Breeze II Project).    .

5.13           Cooperation.

Prior to each Closing, Seller will, and will use commercially reasonable efforts to cause its officers and employees to, on a timely basis, cooperate with Purchaser to provide such information as may be reasonably requested by Purchaser in connection with the arrangement, marketing, syndication and consummation of any financing deemed reasonably necessary or advisable by Purchaser in connection with the transactions contemplated under this Agreement (the “Financing”) (provided, however, that such requested cooperation does not unreasonably interfere with the ongoing operations of Seller)  including Seller providing all information reasonably requested by such financing sources in connection with such Financing, including  for the preparation of materials for any rating agency presentation, registration statement, offering memorandum or similar documents in connection with any Financing, including (1) furnishing Purchaser with any pertinent financial information relating to the acquired assets that would be required to be included in a registration statement on Form S-1 pursuant to Rule 3-05 of Regulation S-X under the Securities Act of 1933, as amended (the “Securities Act”), (2) customary consents and comfort letters from Seller's independent auditors in respect of financial information provided to Purchaser, and (3) any pro forma financial information required in connection therewith under the Securities Act. Notwithstanding the foregoing, nothing in this Agreement shall require Seller or any of its representatives (1) to take any action that would reasonably be expected to conflict with or violate the organizational documents of Seller or any of its subsidiaries or violate any Law or breach any material contract, (2) to pay any commitment or similar fee, reimburse any third party expenses or provide any indemnities in connection with any such Financing (except to the extent Purchaser promptly reimburses (in the case of out-of –pocket costs) or provides the funding to (in all other cases) Seller or (3) incur or assume any other cost, liability or obligation in connection with the Financing prior to the applicable Closing.

ARTICLE 6
COVENANTS OF PURCHASER

Purchaser covenants and agrees with Seller that Purchaser will comply with all covenants and provisions of this ARTICLE 6, except to the extent Seller may otherwise consent in writing.

6.01           Regulatory and Other Permits.

Prior to each Initial Closing and the Subsequent Closing, Purchaser shall and shall cause its Affiliates to, as promptly as practicable, make all filings with all Governmental Authorities and other Persons required by Purchaser or its Affiliates to consummate the transactions contemplated hereby with respect to such Initial Closing or Subsequent Closing, as applicable and shall and shall cause its Affiliates to use commercially reasonable efforts to in good faith obtain as promptly as practicable all Permits and all consents, approvals or Actions of all Governmental Authorities and other Persons necessary to consummate the transactions contemplated hereby, including the Purchaser Approvals and the Purchaser Consents.  Prior to each of the Initial Closing and the Subsequent Closing, Purchaser shall promptly provide Seller with a copy of any material filing, order or other document proposed to be delivered to or received from any Governmental Authority or other Person relating to the obtaining of any such Permits, consents, approvals, or Actions of Governmental Authorities and other Persons with respect to such Initial Closing or Subsequent Closing, as applicable.  Prior to each of the Initial Closing and the Subsequent Closing, Purchaser shall provide Seller with a status report to Seller upon the reasonable request of Seller.  Prior to each of the Initial Closing and the Subsequent Closing, Purchaser shall in good faith use commercially reasonable efforts to cause its officers, directors, or other Affiliates not to take any action which could reasonably be expected to materially and adversely affect the likelihood of any approval or consent required to consummate the transactions contemplated hereby with respect to such Initial Closing or Subsequent Closing, as applicable.

Without limiting the generality of the foregoing, on or prior to the Effective Date, Seller filed or caused its ultimate parent entity (within the meaning of the HSR Act) to file any and all materials required to be filed by it under the HSR Act and any other anti-trust regulatory filings with respect to the transactions contemplated hereby and will promptly file any supplemental materials required or requested, and shall comply in all material respects with any applicable requirements of the HSR Act and any Laws applicable to any other anti-trust regulatory filings.  Purchaser shall cooperate with Seller in submitting such filings, including providing, as promptly as practicable upon written request, any specific information concerning itself or its Affiliates required in connection with such filing(s).

 Purchaser shall bear its own costs and legal fees contemplated by this Section 6.01; provided that the filing fee associated with any required filing under the HSR Act were, with respect to the initial filing, borne equally by Purchaser and Seller and fees associated with any Competition Act Approval (as defined in the Asset Purchase Agreement) were borne as set forth in the Asset Purchase Agreement.

6.02           Fulfillment of Conditions.

Prior to each of the Initial Closing and the Subsequent Closing, Purchaser shall in good faith use commercially reasonable efforts to satisfy each condition to the obligations of Seller contained in this Agreement which are within its control that are applicable to such Initial Closing or Subsequent Closing, as applicable.

6.03           Further Assurances.

Prior to each of the Initial Closing and the Subsequent Closing, as applicable, Purchaser shall and shall cause its Affiliates to negotiate, execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further actions as may be reasonably necessary and are within their control to consummate and make effective the transactions contemplated by this Agreement, with respect to such Initial Closing or Subsequent Closing, as applicable.  Prior to each of the Initial Closing and the Subsequent Closing, as applicable, Purchaser shall cooperate with Seller and provide any information regarding Purchaser reasonably necessary to assist Seller in making any filings or applications with any Governmental or Regulatory Authority with respect to such Initial Closing or Subsequent Closing, as applicable.  Notwithstanding anything to the contrary contained in this Section 6.03, if the Parties are in an adversarial relationship in litigation or arbitration, the furnishing of any documents or information in accordance herewith shall be solely subject to applicable rules relating to discovery and the remainder of this Section 6.03 shall not apply.

6.04           Replacement of Support and Affiliate Obligations.

Prior to the Initial Closing and the Subsequent Closing but not effective until such Closing, as applicable, Purchaser shall use commercially reasonable and diligent efforts to replace each of the Support and Affiliate Obligations set forth on Annex 10 with parent guarantees, letters of credit, bonds, indemnities or another credit assurance of a comparable and sufficient nature, in each case in a form that satisfies the requirements of underlying Contract requiring provision of such Support and Affiliate Obligations.

6.05           The 1603 Claims.

The California Ridge Project Company has filed claims against the United States in the Court of Claims seeking payment of shortfalls related to the receipt of Section 1603 grants.  The claims are currently pending.  Prior to the Closing, the California Ridge Project Company shall (i) cause the substitution of Invenergy for the California Ridge Project Company as the petitioner in the 1603 Claims, and (ii) otherwise transfer all rights in the 1603 Claims to Invenergy.   After the Closing, to the extent reasonably requested by the Seller, Purchaser shall and shall cause its Affiliates (at no cost or risk to Purchaser or such Project Companies) to execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further actions to consummate and make effective the substitution and transfer contemplated hereby and all actions necessary or advisable to the conduct of such litigation. For the avoidance of doubt, if notwithstanding the substitution and transfer contemplated hereby, any Acquired Company receives an amount with respect to a 1603 Claim, such Acquired Company shall promptly pay such amounts to Invenergy.   If for any reason the aforementioned substitution and transfer has not been completed before the Closing, the parties agree to execute appropriate documentation to be agreed-upon and executed by Purchaser and/or the relevant Project Companies at Closing that will serve to maintain Invenergy’s interest after the Closing in all rights related to the 1603 Claims, at no cost or risk to Purchaser or such Project Companies, including but potentially not limited to the termination of any agreements whereby the California Ridge Project Company has assigned the 1603 Claims to project lenders, as well as an agreement with Invenergy to allow Invenergy the right to conduct the litigation of the claims subject to customary procedures and limitations.  Seller shall reimburse Purchaser, on an after-tax basis, for any and all of Purchaser’s costs and expenses paid or incurred in connection with the 1603 Claims or the actions described in this Section 6.05.

6.06           Other Purchases.

The closing of the transactions contemplated by the Asset Purchase Agreement and the Other Purchase Agreements shall have occurred simultaneous with the Closing.

6.07           Expansion Rights.

After the Initial Closing or the Subsequent Closing, as applicable, Purchaser shall and shall cause its Affiliates to, at the request of Seller, use their commercially reasonable efforts to negotiate in good faith to reach agreement on, and if agreement is reached, execute and deliver, or cause to be executed and delivered, all such documents and instruments (including a co-tenancy agreement, shared facilities agreement or any other agreement providing similar co-tenancy or shared facility rights) as may be necessary for Seller to exercise its Expansion Rights; provided, that (a) all such documents and instruments shall be on terms and conditions mutually agreeable to the parties thereto and no less favorable to Purchaser and its Affiliates than similar arms-length negotiated arrangements, and (b) Purchaser and its Affiliates shall have no obligation to negotiate or enter into any document or instrument which (i) may be in violation of applicable Law, (ii) cause a default or breach of any Contract, Permit or Governmental Approval to which Purchaser or its Affiliates is a party or to which their assets are subject or (iii) have a negative material impact on a Project (as reasonably determined by the Purchaser, after consultation with an independent engineer) unless Seller executes and delivers (or causes to be executed and delivered) a customary build-out agreement in form and substance reasonably satisfactory to Purchaser.

6.08           Prairie Breeze III Closing.

In the event that all of the Subsequent Closing conditions to obligations of Seller and Purchaser related to the Prairie Breeze II Project as set forth in Sections 7.02 and 8.02 have been satisfied or waived but the condition set forth in Section 7.02(m)(ii) has not occurred by May 31, 2016, Seller agrees that the Subsequent Closing shall occur within five (5) Business Days of May 31, 2016 for the Prairie Breeze II Project.  If the condition set forth in Section 7.02(m)(ii) occurs within sixty (60) days of such Subsequent Closing and prior to the Subsequent Termination Date, the Acquired Interests in Prairie Breeze III Project Company shall be sold to Purchaser in a second Subsequent Closing which shall satisfy the same terms and conditions as the initial Subsequent Closing (without regards to any terms and conditions specific to the Prairie Breeze II Project).

ARTICLE 7
CONDITIONS TO OBLIGATIONS OF PURCHASER

7.01           Conditions to Obligations of Purchaser at the Initial Closing.

The obligations of Purchaser hereunder to purchase the Initial Acquired Interests and to consummate the Initial Closing are subject to the fulfillment, at or before the Initial Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

(a)           Bring-Down of Seller’s Representations and Warranties.

The representations and warranties made by Seller in this Agreement (with respect to Projects, solely with respect to the Acquired Entities purchased at the Initial Closing), shall be true and correct in all material respects as of the Initial Closing Date (except for any of such representations and warranties that are qualified by materiality, including by reference to Material Adverse Effect, which shall be true and correct in all respects) as though such representations and warranties were made on and as of the Initial Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date (provided that the references to the Original PSA Date (except with respect to Section 3.04) or the Effective Date, in Sections 3.01, 3.02. 3.06, 3.08 and 3.09(a)  shall not be considered for purposes of this exception).

(b)           Performance Prior to and at Initial Closing.

Seller shall have performed its obligations and covenants under this Agreement to be so performed by Seller at or prior to Initial Closing.

(c)           Assignments of Membership Interests.

The Assignments of Membership Interests of CR Class B Holdings, and IPB Holdings shall have been fully executed and delivered to Purchaser.

(d)           Litigation.

No Order shall have been entered, and no Action or Proceeding shall have been instituted or threatened that restrains, enjoins or otherwise prohibits or makes illegal the consummation of any of the transactions contemplated by this Agreement at the Initial Closing or would adversely affect the right of Purchaser to own the Acquired Interests.

(e)           Governmental Approvals.

All Purchaser Approvals with respect to the purchase of the Initial Acquired Interests shall have been obtained and shall be in full force and effect and copies of all Seller Approvals with respect to the purchase of the Initial Acquired Interests shall have been delivered to Purchaser and shall be in full force and effect; all terminations or expirations of waiting periods imposed by any Governmental Authority with respect to any anti-trust regulatory filings necessary for the consummation of the transactions contemplated by this Agreement at the Initial Closing shall have occurred; and the FERC order under FPA Section 203 authorizing the transactions contemplated by this Agreement to effectuate the Purchaser’s acquisition of the Initial Acquired Interests at the Initial Closing shall be in full force and effect.

(f)           Consents.

All Purchaser Consents shall have been obtained and Seller shall have obtained, and delivered to Purchaser copies of each of the Seller Consents required in connection with the purchase of the Initial Acquired Interests, which such Seller Consents and Purchaser Consents shall be in full force and effect.

(g)           Officers’ Certificates.

Seller shall have delivered to Purchaser (a) a certificate, dated the Initial Closing Date and executed by an authorized officer or board member of Seller substantially in the form and to the effect of Exhibit D; and (b) a certificate, dated the Initial Closing Date and executed by the Secretary of Seller substantially in the form and to the effect of Exhibit E.

(h)           FIRPTA Certificate.

Seller (or, if Seller is a disregarded entity for U.S. federal tax purposes, its owner for U.S. federal tax purposes) shall have delivered to Purchaser a certificate, dated as of the Initial Closing Date and substantially in the form and to the effect of Exhibit F, sworn under penalty of perjury, and satisfying the requirements set forth in Treasury Regulation Section 1.1445-2(b), attesting that Seller is not a “foreign person” for U.S. federal income tax purposes.

(i)           No Material Adverse Effect.

No Material Adverse Effect with respect to the Acquired Entities purchased at Initial Closing shall have occurred since the Original PSA Date and be continuing.

(j)           Facility Management Agreement.

The termination of each Facility Management Agreement related to a Project owned by CR Class B Holdings, and IPB Holdings shall have been fully executed and delivered to Purchaser.

(k)           Contracts to be Terminated or Assigned.

Seller shall have delivered to Purchaser evidence of termination of the Contracts listed in Annex 12.

(l)           Resignations.

Seller shall have delivered executed documents, in form reasonably acceptable to Purchaser, evidencing the resignation of each of the directors, managers, officers and other authorized representatives of the Acquired Entities purchased in connection with the Initial Closing that were appointed or elected by Seller or its Affiliates, all of whom are correctly listed on Annex 13.

(m)           Transition Services Agreement.

Seller shall have caused Invenergy Services to execute and deliver to Purchaser a Transition Services Agreement.

(o)           Buy-Out of Class A Membership Interests.

           Seller shall have caused CR Class B Holdings to acquire all of the Class A Membership Interests in California Ridge Holdings LLC, the documentation relating thereto shall be in form and substance reasonably satisfactory to the Purchaser, none of which imposes any Liability on any Acquired Entity, and no funds or assets of any Acquired Entity shall have been used to acquire such interests.

(p)           Title Examination.

With respect to each of the Projects subject to the Initial Closing, Purchaser shall have received title examination no earlier than thirty (30) days prior to the Initial Closing Date, without any recorded document which is identified as an exception to clear record or marketable title to the applicable premises, except for such exceptions which are Permitted Liens.

(q)           Other Purchases.

The closing of the transactions contemplated by the Asset Purchase Agreement and the Other Purchase Agreements shall have occurred simultaneous with the Closing.

 (r)           Amended and Restated LLC Agreement & Option Agreement.

Seller shall have executed and delivered (or cause to be executed and delivered) to Purchaser an Amended and Restated LLC Agreement and Option Agreement for each of CR Class B Holdings, and IPB Holdings.

(s)           O&M Agreement.

Seller shall have delivered to Purchaser an O&M Agreement in substantially the form attached hereto as Exhibit L, executed by Invenergy Services LLC for each of the Prairie Breeze Project, and California Ridge Project.

(t)           Reserve Accounts.

Seller shall have provided to Purchaser the updated amounts of the Reserve Accounts as of the Initial Closing Date.

(u)           Annex Updates.

Seller shall have provided to Purchaser updated copies of the applicable Annexes hereto (such copies to be to the reasonable satisfaction of Purchaser).

7.02           Conditions to Obligations of Purchaser at the Subsequent Closing.

The obligations of Purchaser hereunder to purchase the Subsequent Acquired Interests and to consummate the Subsequent Closing are subject to the fulfillment, at or before the Subsequent Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

(a)           Bring-Down of Seller’s Representations and Warranties.

The representations and warranties made by Seller in this Agreement (with respect to Project(s), solely with respect to the Acquired Entity(ies) and PB Facility Manager purchased at the Subsequent Closing), shall be true and correct in all material respects as of the Subsequent Closing Date (except for any of such representations and warranties that are qualified by materiality, including by reference to Material Adverse Effect, which shall be true and correct in all respects) as though such representations and warranties were made on and as of the Subsequent Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date (provided that the references to the Original PSA Date (except with respect to Section 3.04), the Effective Date, in Sections 3.01, 3.02. 3.06, 3.08 and 3.09(a) or the Effective Date in connection with PB Facility Manager shall not be considered for purposes of this exception).

(b)           Performance Prior to and at the Subsequent Closing.

Seller shall have performed its obligations and covenants under this Agreement to be so performed by Seller at or prior to the Subsequent Closing.

(c)           Assignments of Membership Interests.

The Assignment of Membership Interests of PB Expansion Class B Holdings shall have been fully executed and delivered to Purchaser.

(d)           Litigation.

No Order shall have been entered, and no Action or Proceeding shall have been instituted or threatened that restrains, enjoins or otherwise prohibits or makes illegal the consummation of any of the transactions contemplated by this Agreement at the Subsequent Closing or would adversely affect the right of Purchaser to own the Acquired Interests.

(e)           Governmental Approvals.

All Purchaser Approvals with respect to the purchase of the Subsequent Acquired Interests shall have been obtained and shall be in full force and effect and copies of all Seller Approvals with respect to the purchase of the Subsequent Acquired Interests shall have been delivered to Purchaser and shall be in full force and effect; all terminations or expirations of waiting periods imposed by any Governmental Authority with respect to any anti-trust regulatory filings necessary for the consummation of the transactions contemplated by this Agreement shall have occurred; and the FERC order under FPA Section 203 authorizing the transactions contemplated by this Agreement to effectuate the Purchaser’s acquisition of the Subsequent Acquired Interests at the Subsequent Closing shall be in full force and effect.

(f)           Consents.

All Purchaser Consents shall have been obtained and Seller shall have obtained, and delivered to Purchaser copies of each of the Seller Consents required in connection with the purchase of the Subsequent Acquired Interests, which such Seller Consents and Purchaser Consents shall be in full force and effect.

(g)           Officers’ Certificates.

Seller shall have delivered to Purchaser (a) a certificate, dated the Subsequent Closing Date and executed by an authorized officer or board member of Seller substantially in the form and to the effect of Exhibit D; and (b) a certificate, dated the Subsequent Closing Date and executed by the Secretary of Seller substantially in the form and to the effect of Exhibit E.

(h)           FIRPTA Certificate.

Seller (or, if Seller is a disregarded entity for U.S. federal tax purposes, its owner for U.S. federal tax purposes) shall have delivered to Purchaser a certificate, dated as of the Subsequent Closing Date and substantially in the form and to the effect of Exhibit F, sworn under penalty of perjury, and satisfying the requirements set forth in Treasury Regulation Section 1.1445-2(b), attesting that Seller is not a “foreign person” for U.S. federal income tax purposes.

(i)           No Material Adverse Effect.

No Material Adverse Effect with respect to the Acquired Entities purchased at the Subsequent Closing shall have occurred since the Original PSA Date and be continuing.

(j)           Facility Management Agreement.

The termination of each Facility Management Agreement related to a Project owned by PB Expansion Class B Holdings shall have been fully executed and delivered to Purchaser.

(k)           Contracts to be Terminated or Assigned.

Seller shall have delivered to Purchaser evidence of termination of the Contracts listed in Annex 12.

(l)           Resignations.

Seller shall have delivered executed documents, in form reasonably acceptable to Purchaser, evidencing the resignation of each of the directors, managers, officers and other authorized representatives of the Acquired Entities purchased in connection with the Subsequent Closing that were appointed or elected by Seller or its Affiliates, who are listed on Annex 13.

(m)           Project under Construction.

(i)           With respect the Prairie Breeze II Project to the reasonable satisfaction of Purchaser:  (i) all “obligations under the construction loan” (as such concept is defined in the applicable Financing Document to be entered into) have been paid in full or otherwise satisfied or waived (subject to the consent of the Purchaser, such consent not to be unreasonably withheld), (ii) all conditions to the “funding date” (as such concept is defined in the applicable Tax Equity Document to be entered into) have been satisfied or waived (subject to the consent of the Purchaser, such consent not to be unreasonably withheld) by the tax equity investors and the “tax equity funding date capital contribution” (as such concept is defined in the applicable Tax Equity Documents to be entered into) has been made, and (iii) the applicable ECCA, Tax Equity LLCA and transaction documents completed thereby shall have been executed and entered into substantially in the forms Made Available to Purchaser as of the Original PSA Date or in forms reasonably acceptable to Purchaser.

(ii)           With respect the Prairie Breeze III Project to the reasonable satisfaction of Purchaser:  (i) all “obligations under the construction loan” (as such concept is defined in the applicable Financing Document to be entered into) have been paid in full or otherwise satisfied or waived (subject to the consent of the Purchaser, such consent not to be unreasonably withheld), (ii) all conditions to the “funding date” (as such concept is defined in the applicable Tax Equity Documents to be entered into) have been satisfied or waived (subject to the consent of the Purchaser, such consent not to be unreasonably withheld) by the tax equity investors and the “tax equity funding date capital contribution” (as such concept is defined in the applicable Tax Equity Documents to be entered into) has been made, and (iii) the applicable ECCA, Tax Equity LLCA and transaction documents contemplated thereby shall have been executed and entered into substantially in the forms Made Available to Purchaser as of the Original PSA Date or in forms reasonably acceptable to Purchaser.

(n)           Amended and Restated LLC Agreement & Option Agreement.

Seller shall have executed and delivered (or cause to be executed and delivered) to Purchaser the Amended and Restated LLC Agreement and Option Agreement for PB Expansion Class B Holdings.

(o)           O&M Agreement.

Seller shall have delivered to Purchaser an O&M Agreement in substantially the form attached hereto as Exhibit L, executed by Invenergy Services LLC for each of the Prairie Breeze II Project and the Prairie Breeze III Project.

(p)           Prairie Breeze II Title Policy.

Prairie Breeze II Project Company shall have been issued a 2006 ALTA title insurance policy (or policies) issued by Chicago Title Insurance Company (“PBII Title Company”), providing for coverage in an amount no less than the Prairie Breeze II Project value without exception for mechanics’ and materialmen’s liens, together with such affirmative coverages and endorsements as are requested by Purchaser, including, without limitation, a Non-Imputation Endorsement, and otherwise in form and substance satisfactory to Purchaser, and Purchaser shall have received satisfactory evidence that all premiums in respect of each such policy and all related expenses, if any, have been paid (such policy (or policies) shall collectively be referred to in this Agreement as the “PBII Title Policy”).

(q)           Prairie Breeze II Survey.

Purchaser and Prairie Breeze II Project Company shall have received an ALTA/ACSM form As-Built survey of the Project Company Real Property with respect to the Prairie Breeze II Project showing all improvements comprising the Project, prepared in accordance with the 2011 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys, including all Table A items, and in form and substance satisfactory to Purchaser and sufficient for the PBII Title Company to issue the PBII Title Policy, certified to Purchaser, Prairie Breeze II Project Company and the PBII Title Company and their successors and assigns, in a manner satisfactory to Purchaser and the PBII Title Company, dated as of the Subsequent Closing Date.

(r)           Prairie Breeze III Title Policy.

Prairie Breeze III Project Company shall have been issued a 2006 ALTA title insurance policy (or policies) issued by Chicago Title Insurance Company (“PBIII Title Company”), providing for coverage in an amount no less than the Prairie Breeze III Project value without exception for mechanics’ and materialmen’s liens, together with such affirmative coverages and endorsements as are requested by Purchaser, including, without limitation, a Non-Imputation Endorsement, and otherwise in form and substance satisfactory to Purchaser, and Purchaser shall have received satisfactory evidence that all premiums in respect of each such policy and all related expenses, if any, have been paid (such policy (or policies) shall collectively be referred to in this Agreement as the “PBIII Title Policy”).

(s)           Prairie Breeze III Survey.

Purchaser and Prairie Breeze III Project Company shall have received an ALTA/ACSM form As-Built survey of the Project Company Real Property with respect to the Prairie Breeze III Project showing all improvements comprising the Project, prepared in accordance with the 2011 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys, including all Table A items, and in form and substance satisfactory to Purchaser and sufficient for the PBIII Title Company to issue the PBIII Title Policy, certified to Purchaser, Prairie Breeze II Project Company and the PBIII Title Company and their successors and assigns, in a manner satisfactory to Purchaser and the PBIII Title Company, dated as of the Subsequent Closing Date.

(t)           Title Examination.

With respect to each of the Projects subject to the Subsequent Closing, Purchaser shall have received title examination no earlier than thirty (30) days prior to the Subsequent Closing Date, without any recorded document which is identified as an exception to clear record or marketable title to the applicable premises, except for such exceptions which are Permitted Liens.

(u)           Prairie Breeze III Project Price Adjustment.

To the extent required by Section 2.04(e), Seller and Purchaser have reached agreement on the adjustment to the Project Purchase Price for the Prairie Breeze III Project.

(v)           Reserve Accounts.

Seller shall have provided to Purchaser the updated amounts of the Reserve Accounts as of the Subsequent Closing Date.

(w)           Annex Updates.

Seller shall have provided to Purchaser updated copies of the applicable Annexes hereto (such copies to be to the reasonable satisfaction of Purchaser).

ARTICLE 8
CONDITIONS TO OBLIGATIONS OF SELLER

8.01           Conditions to Obligations of Seller as of the Initial Closing.

The obligations of Seller hereunder to sell the Acquired Interests and to consummate the Initial Closing are subject to the fulfillment, at or before the Initial Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Seller, in their sole discretion).

(a)           Bring-Down of Purchaser’s Representations and Warranties.

The representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects as of the Initial Closing Date (except for any of such representations and warranties that are qualified by materiality, including by reference to Material Adverse Effect, which shall be true and correct in all respects) as though such representations and warranties were made on and as of the Initial Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date.

(b)           Performance Prior to and at Initial Closing.

Purchaser shall have performed the obligations and covenants required under this Agreement to be so performed by Purchaser at or prior to the Initial Closing.

(c)           Governmental Approvals.

All Seller Approvals with respect to the purchase of the Initial Acquired Interests shall have been obtained and shall be in full force and effect and copies of all Purchaser Approvals with respect to the purchase of the Initial Acquired Interests shall have been delivered to Seller and shall be in full force and effect; all terminations or expirations of waiting periods imposed by any Governmental Authority under the HSR Act necessary for the consummation of the transactions contemplated by this Agreement at the Initial Closing shall have occurred; and the FERC order under FPA Section 203 authorizing the transactions contemplated by this Agreement to effectuate the Purchaser’s acquisition of the Initial Acquired Interests at the Initial Closing shall be in full force and effect.

(d)           Consents.

All Seller Consents shall have been obtained and Purchaser shall have obtained, and delivered to Seller copies of each of the Purchaser Consents required in connection with the purchase of the Initial Acquired Interests, which such Seller Consents and Purchaser Consents shall be in full force and effect.

(e)           Litigation.

No Order shall have been entered, and no Action or Proceeding shall have been instituted or threatened that restrains, enjoins or otherwise prohibits or makes illegal the consummation of any of the transactions contemplated by this Agreement.

(f)           Officer Certificates.

Purchaser shall have delivered to Seller:  (a) a certificate dated the Initial Closing Date and executed by an authorized representative of Purchaser substantially in the form and to the effect of Exhibit G, (b) a certificate, dated the Initial Closing Date and executed by an authorized representative of Purchaser substantially in the form and to the effect of Exhibit H.

(g)           Assignments of Membership Interests.

Purchaser shall have executed and delivered to Seller the Assignments of Membership Interests of CR Class B Holdings, and IPB Holdings.

(h)           Reserved.

(i)           Facility Management Agreement.

The termination of each Facility Management Agreement related to a Project owned by CR Class B Holdings, and IPB Holdings shall have been fully executed and delivered to Seller.

(j)           Reserved.

(k)           Transition Services Agreement.

Purchaser shall have executed and delivered to Seller a Transition Services Agreement in substantially the form attached hereto as Exhibit J.

(l)           Replacement of Support and Affiliate Obligations.

Purchaser shall have provided Seller with evidence reasonably satisfactory to the Seller of Purchaser’s successful replacement of the Support and Affiliate Obligations related to the Acquired Entities purchased at the Initial Closing set forth on Annex 10 with parent guarantees, letters of credit, bonds, indemnities or another credit assurance of a comparable and sufficient nature, in each case in a form that satisfies the requirements of the underlying Contract requiring provision of such Support and Affiliate Obligations.

(m)           Amended and Restated LLC Agreement & Option Agreement.

Purchaser shall have executed and delivered to Seller an Amended and Restated LLC Agreement and Option Agreement for each of CR Class B Holdings, and IPB Holdings.

(n)           O&M Agreement.

Purchaser shall have caused the applicable Project Companies to execute and deliver to Seller an O&M Agreement in substantially the form attached hereto as Exhibit L for each of the Prairie Breeze Project, and California Ridge Project.

8.02           Conditions to Obligations of Seller as of the Subsequent Closing.

The obligations of Seller hereunder to sell the Acquired Interests and to consummate the Subsequent Closing are subject to the fulfillment, at or before the Subsequent Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Seller, in their sole discretion).

(a)           Bring-Down of Purchaser’s Representations and Warranties.

The representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects as of the Subsequent Closing Date (except for any of such representations and warranties that are qualified by materiality, including by reference to Material Adverse Effect, which shall be true and correct in all respects) as though such representations and warranties were made on and as of the Subsequent Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date.

(b)           Performance Prior to and at Subsequent Closing.

Purchaser shall have performed the obligations and covenants required under this Agreement to be so performed by Purchaser at or prior to the Subsequent Closing.

(c)           Governmental Approvals.

All Seller Approvals with respect to the purchase of the Subsequent Acquired Interests shall have been obtained and shall be in full force and effect and copies of all Purchaser Approvals with respect to the purchase of the Subsequent Acquired Interests shall have been delivered to Seller and shall be in full force and effect; all terminations or expirations of waiting periods imposed by any Governmental Authority under the HSR Act necessary for the consummation of the transactions contemplated by this Agreement at the Initial Closing shall have occurred; and (i) the FERC order under FPA Section 203 authorizing the transactions contemplated by this Agreement to effectuate the Purchaser’s acquisition of the Subsequent Acquired Interests at the Subsequent Closing shall be in full force and effect and (ii) the FERC order under FPA Section 203 authorizing the acquisition by Prairie Breeze II Project Company and Prairie Breeze III Project Company of their respective interests in the Shared Facilities and Shared Premises (each as defined in the Shared Facilities Agreement) shall be in full force and effect.

(d)           Consents.

All Seller Consents shall have been obtained and Purchaser shall have obtained, and delivered to Seller copies of each of the Purchaser Consents required in connection with the purchase of the Subsequent Acquired Interests, which such Seller Consents and Purchaser Consents shall be in full force and effect.

(e)           Litigation.

No Order shall have been entered, and no Action or Proceeding shall have been instituted or threatened that restrains, enjoins or otherwise prohibits or makes illegal the consummation of any of the transactions contemplated by this Agreement.

(f)           Officer’s Certificates.

Purchaser shall have delivered to Seller:  (a) a certificate dated the Subsequent Closing Date and executed by an authorized representative of Purchaser substantially in the form and to the effect of Exhibit G, (b) a certificate, dated the Subsequent Closing Date and executed by any authorized representative of Purchaser substantially in the form and to the effect of Exhibit H.

(g)           Assignments of Membership Interests.

Purchaser shall have executed and delivered to Seller the Assignments of Membership Interests of PB Expansion Class B Holdings.

(h)           Facility Management Agreement.

The termination of each Facility Management Agreement related to a Project owned by PB Expansion Class B Holdings shall have been fully executed and delivered to Seller.

(i)           Replacement of Support and Affiliate Obligations.

Purchaser shall have provided Seller with evidence reasonably satisfactory to the Seller of Purchaser’s successful replacement of the Support and Affiliate Obligations related to the Acquired Entities purchased at the Subsequent Closing set forth on Annex 10 with parent guarantees, letters of credit, bonds, indemnities or another credit assurance of a comparable and sufficient nature, in each case in a form that satisfies the requirements of the underlying Contract requiring provision of such Support and Affiliate Obligations.

(j)           Amended and Restated LLC Agreement & Option Agreement.

Purchaser shall have executed and delivered to Seller an Amended and Restated LLC Agreement and Option Agreement for PB Expansion Class B Holdings.

(k)           O&M Agreement.

Purchaser shall have caused the applicable Project Companies to execute and deliver to Seller an O&M Agreement in substantially the form attached hereto as Exhibit L for each of the Prairie Breeze II Project and the Prairie Breeze III Project.

(l)           Prairie Breeze III Project Price Adjustment.

To the extent required by Section 2.05(e), Seller and Purchaser have reached agreement on the adjustment to the Project Purchase Price for the Prairie Breeze III Project.

ARTICLE 9
TAX MATTERS

9.01           Certain Taxes.

(a)           Without any duplication, Seller shall indemnify each Purchaser Indemnified Party and hold them harmless from and against (i) any income Taxes of Seller and its Affiliates (other than the Acquired Entities) for any taxable period, and (ii) all Taxes (other than Transfer Taxes arising out of the transactions contemplated by this Agreement, which are addressed in Section 9.01(d)) of the Acquired Entities for all taxable periods ending on or before the Calculation Date and the portion through the end of the Calculation Date for any taxable period that includes (but does not end on) the Calculation Date (including for the avoidance of doubt any Taxes resulting from any reorganization or restructuring of Seller or its Affiliates (including the Acquired Entities) prior to a Closing) (each, a “Pre-Calculation Date Tax Period”), in each case, to the extent such Taxes were not taken into account in the calculation of the Purchase Price Adjustment (as finally determined).  Purchaser shall be responsible for, and indemnify Seller from and against, any Tax due with respect to the Acquired Entities that is attributable to a taxable period beginning after the Calculation Date and that portion of any Straddle Period (as defined below) that begins on the day after the Calculation Date.  For this purpose, any transactions effected on the Calculation Date, but after the Calculation that are outside the ordinary course of business and that are not expressly contemplated by this Agreement shall be treated as if they occurred on the day after the Calculation Date.

(b)           In the case of any taxable period that includes (but does not end on) the Calculation Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, receipts, or payroll of an Acquired Entity for the Pre-Calculation Date Tax Period shall be determined based on an interim closing of the books as of the close of business on the Calculation Date, while in the case of all real property Taxes, personal property Taxes and other Taxes and similar obligations of an Acquired Entity that are due or become due for Straddle Periods, such Taxes and obligations shall be apportioned to Seller for the Pre-Calculation Date Tax Period of such Straddle Period, and the amount of such Taxes and obligations of an Acquired Entity that relate to the Pre-Calculation Date Tax Period shall be deemed to be the amount of such Taxes and obligations for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Calculation Date, and the denominator of which is the number of days in such Straddle Period.  Each Party shall reasonably cooperate in assuring that such Taxes and obligations that are the responsibility of Seller pursuant to Section 9.01(a) are paid by Seller.  If any refund, rebate or similar payment is received by any Acquired Entity, and/or Purchaser for any Taxes, then to the extent such refund, rebate or payment relates to a Pre-Calculation Date Tax Period (or portion of a Straddle Period ending on the Calculation Date, as determined in accordance with the same principles provided for in this Section 9.01(b)) of such Acquired Entity it shall be for the benefit of Seller, and such Acquired Entity or Purchaser (as applicable) shall pay over the amount of such refund, rebate or payment (including interest thereon paid by the relevant Governmental Authority or other taxing authority) to Seller within ten (10) Business Days following receipt thereof.

(c)           For any Taxes Returns that relate to a taxable period ending on or before the applicable Closing Date, Seller shall timely prepare and file, or shall cause to be timely prepared and filed, with the appropriate authorities all Tax Returns required to be filed by the Acquired Entities.  For any Tax Return covering a period that includes but does not end on the Closing Date, (A) Purchaser shall cause such Tax Return to be prepared and shall deliver a draft of such Tax Return to Seller, for its review and comment at least fifteen (15) days prior to the due date (including extensions) for filing such Tax Return, (B) Seller and Purchaser shall cooperate and consult with each other in order to finalize such Tax Return and Purchaser shall take into account any reasonable comments provided by Seller, and (C) thereafter Purchaser shall cause such Tax Return to be executed and timely filed with the appropriate Governmental Authority.

(d)           All sales, use transfer, real property transfer, recording, stock transfer, value-added and other similar Taxes and fees (“Transfer Taxes”), if any, arising out of or in connection with the transactions effected pursuant to this Agreement shall be paid by Purchaser; provided, however, that (1) any Transfer Taxes resulting from any reorganization or restructuring of Seller or its Affiliates (including the Acquired Entities) prior to a Closing shall be borne 100% by Seller and (2) any Transfer Taxes resulting from the California Ridge Project Company being treated as a “real estate entity” under 35 ILCS 200/31-5 shall be borne 50% by Purchaser and 50% by Seller.  Tax Returns that must be filed in connection with such Transfer Taxes shall be prepared and filed by the Party primarily or customarily responsible under applicable local Law for filing such Tax Returns, and such party will use commercially reasonable efforts to provide such Tax Returns to the other Party at least ten (10) Business Days prior to the date such Tax Returns are due to be filed.

(e)           Purchaser and Seller shall provide each other with such assistance as may reasonably be requested by the others in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liabilities for Taxes relating to the Acquired Entities.  Such assistance shall include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant tax returns and supporting material.  The Party requesting assistance hereunder shall reimburse the assisting Party for reasonable out-of-pocket expenses incurred in providing assistance.  Purchaser and Seller will retain for the full period of any statute of limitations and provide the others with any records or information which may be relevant to such preparation, audit, examination, proceeding or determination.  Purchaser shall not (and, after the Closing, shall cause the Acquired Entities not to) file any amended Tax Returns or make, change or revoke any elections, in each case, with respect to any Acquired Entity for any taxable period (or portion thereof) ending on or before the applicable Closing Date, without the prior written consent of the Seller, unless otherwise required by Law.

9.02           Allocation of Purchase Price.

No later than sixty (60) calendar days following each Closing Date, Seller shall deliver to Purchaser a proposed schedule (the “Purchase Price Allocation Schedule”) allocating the Purchase Price paid at such closing among the assets of CR Class B Holdings and the interests of IPB Holdings, and PB Expansion Class B Holdings acquired at such Closing.  The Purchaser, the Seller and the Acquired Entities shall report for Tax purposes and file Tax Returns (including Form 8594 under Section 1060 of the Code) in a manner consistent with the final Purchase Price Allocation Schedule; provided, however, that (i) Purchaser’s cost for the assets of CR Class B Holdings and the interest in IPB Holdings, and PB Expansion Class B Holdings that it is deemed to acquire may differ from the total amount allocated hereunder to reflect the inclusion in the total cost of items (for example, capitalized acquisition costs) not included in the amount so allocated, (ii) the amount realized by Seller may differ from the total amount allocated hereunder to reflect transaction costs that reduce the amount realized for federal income tax purposes, and (iii) that neither Seller or any of its Affiliates nor Purchaser or any of its Affiliates will be obligated to litigate any challenge to such allocation of the Purchase Price by a Governmental Authority.  Any adjustments to the Purchase Price pursuant to this Agreement shall be allocated among the assets of CR Class B Holdings and the interests in IPB Holdings for purposes of the Purchase Price Allocation Schedule in accordance with this Section 9.02 except to the extent applicable Law requires otherwise.

9.03           Tax Contests.

Purchaser shall inform Seller of the commencement of any audit, examination or proceeding relating in whole or in part to Taxes for which Seller is responsible to indemnify any Purchaser Indemnified Party pursuant to this Agreement.  With respect to any such Tax, Seller will have the right, at its sole cost and expense, to control (in the case of a Pre-Calculation Date Tax Period) or participate in (in the case of a Straddle Period) the prosecution, settlement or compromise of any proceeding involving the Tax, provided that Seller shall have promptly notified Purchaser in writing of its intention to control or participate in such Tax Contest.  Purchaser will (and will cause the Acquired Entity to) take such action in connection with any such proceeding that Seller reasonably requests, including the selection of counsel and experts and the execution of powers of attorney.  Purchaser will (and will cause the Acquired Entity to) inform Seller promptly, and send Seller copies promptly upon receipt, of any notice of an audit, examination, claim or assessment for any Tax for which Seller is responsible and keep Seller informed of progress in the proceedings and allow Seller to attend any meetings and scheduled calls with the Governmental Authorities to the extent Seller is not controlling the proceedings.  Purchaser shall not settle, consent to the entry of a judgment of or compromise any audit, examination or proceeding relating to Taxes for which it is entitled to indemnification hereunder without the prior written consent (which consent shall not be unreasonably withheld or delayed) of Seller.  To the extent that there is an inconsistently between Section 11.06 and this Section 9.03 as it relates to a Tax Contest, the provisions of Section 9.03 shall govern.

9.04           Tax Characterization.

 The Parties intend for the acquisition of the interests in CR Class B Holdings to be treated, and shall treat such transactions, for federal income Tax purposes as the purchase by Purchaser of a 90.1% partnership interest in CR Class B Holdings from the Seller, which purchase will cause a termination of CR Class B Holdings under Section 708(b)(1)(B) of the Code.  With respect to the acquisition of the interests in the Acquired Partnerships, each of the Parties hereto agrees that, for each taxable year in which a Closing Date occurs, all income, gains, losses, deductions, credits and other tax incidents resulting from the operations of the Acquired Partnerships shall be allocated, as between Seller and Purchaser, using the “closing of the books” method permitted by Treasury Regulations and Code § 706.  The Seller shall deliver to the Purchaser a copy of the statement required under Treasury Regulations § 1.751-1(a)(3) setting forth in reasonable detail a good faith calculation of the amount of any gain or loss attributable to Code § 751 property, and the amount of any gain or loss attributable to capital gain or loss on the sale of the partnership interests in the applicable Acquired Partnerships.  Each of the Parties agree that each party hereto shall file all its federal income Tax Returns consistent with the foregoing and (ii) the Parties shall make no elections or take any actions inconsistent with the such treatment unless otherwise required by Law.

ARTICLE 10
SURVIVAL

10.01           Survival of Representations, Warranties, Covenants and Agreements.

The representations, warranties, covenants, indemnities and agreements of Seller and Purchaser contained in this Agreement are material, were relied on by such Parties, and will survive the Closing Date as provided in Section 11.03.

ARTICLE 11
INDEMNIFICATION

11.01           Indemnification by Seller.

From and after the applicable Closing Date, Seller shall indemnify and hold harmless the Purchaser Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them become subject, resulting from, arising out of or related to (i) any breach of any representation, warranty or covenants made by Seller in this in this Agreement or in any certificate delivered by the Seller pursuant to this Agreement, (ii) the 1603 Claims (including, for the avoidance of doubt, any Losses suffered as a result of a counterclaim resulting from the 1603 Claims or otherwise suffered as a result of the resolution of the 1603 Claims, or any actions described in Section 6.05), (iii) the Invenergy Restructuring, and (iv) all obligations and indemnities owed to third parties under the Tax Equity Documents (or any related documents, obligations or agreements) that are related to a termination of an Acquired Partnership under Section 708(b) of the Code as result of the transactions contemplated in this Agreement or as a result of any prior transfers; provided, however, that the foregoing indemnity shall not apply to the extent such Losses are caused solely by the gross negligence or willful misconduct of Purchaser or its Representatives.  The amount of any such indemnity payable by Seller shall be reduced by the amount of all insurance proceeds actually received by the Purchaser Indemnified Parties (net of all expenses of recovery) as of the time such indemnification payment is required to be paid in respect of the Losses arising out of the occurrence of the event giving rise to the indemnification obligation hereunder.

11.02           Indemnification by Purchaser.

From and after the applicable Closing Date, Purchaser shall indemnify and hold harmless the Seller Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them become subject, resulting from, arising out of or relating to any breach of any representation, warranty or covenant made by Purchaser in this Agreement or in any certificate delivered by the Purchaser pursuant to this Agreement, provided, however, that the foregoing indemnity shall not apply to the extent such Losses are caused solely by the gross negligence or willful misconduct of Seller or its Representatives.  The amount of any such indemnity payable by Purchaser to a Seller Indemnified Party shall be reduced by the amount of all insurance proceeds actually received by such Seller Indemnified Party (net of all expenses of recovery) as of the time such indemnification payment is required to be paid in respect of the Losses arising out of the occurrence of the event which gave rise to the indemnification obligation hereunder.

11.03           Period for Making Claims.

No claim under this Agreement may be made unless such Party shall have delivered, with respect to any claim for breach of any representation or warranty made in this Agreement, a written notice of claim prior to the date that is (i) eighteen (18) months after the Initial Closing Date if such claim relates to the acquisition of the Initial Acquired Interests or an Acquired Entity acquired at the Initial Closing, or eighteen (18) months after the Subsequent Closing Date if such claim relates to the acquisition of Subsequent Acquired Interests or an Acquired Entity acquired at the Subsequent Closing; provided, however, that a claim for any breach of (a) any representation or warranty contained in this Agreement involving fraud or fraudulent misrepresentation shall survive the Closing indefinitely, (b) Section 3.14 shall survive the applicable Closing until the expiration of the applicable statute of limitations (including any extensions thereto to the extent that such statute of limitations may be tolled), (c) Sections 3.01, 3.02, 3.04, 3.05(c), 3.12, 4.01 and 4.02 (the “Fundamental Representations”) shall survive (i) the Initial Closing for thirty-six (36) months with respect to representations related to the acquisition of the Acquired Entities acquired at the Initial Closing and (ii) the Subsequent Closing for thirty-six (36) months with respect to representations related to the acquisition of Acquired Entities acquired at the Subsequent Closing and (d) claims for indemnification pursuant to Section 11.01(ii), Section 11.01(iii) or Section 11.01(iv) shall survive indefinitely; provided, further, that if written notice for a claim of indemnification has been provided by the Indemnified Party pursuant to Section 11.05(a) on or prior to the last day of the applicable foregoing survival period, then the obligation of the Indemnifying Party to indemnify the Indemnified Party pursuant to this ARTICLE 11 shall survive with respect to such claim until such claim is finally resolved.  Notwithstanding anything to the contrary in this Agreement, all of the Parties’ post-Closing covenants shall survive until performed.

11.04           Limitations on Claims.

(a)           Subject to Section 11.04(b), an Indemnifying Party shall not have any obligation to indemnify the Indemnified Party until the aggregate of all such Losses exceeds one percent (1%) of the Purchase Price actually paid by Purchaser as of the relevant date (the “Deductible), at which time the Indemnifying Party shall be required to indemnify the Indemnified Party for all amounts in excess of the Deductible.

(b)           The aggregate liability of the Indemnifying Party under this ARTICLE 11  shall be limited to an amount equal to fifteen (15%) of the Purchase Price actually paid by Purchaser as of the relevant date (the “Cap”) unless arising from breach of any Fundamental Representation or any covenant, in which case the aggregate liability of the Indemnifying Party shall not exceed one hundred (100%) of the Purchase Price; provided, however, that the Deductible and Cap shall not apply to any claim for indemnification pursuant to (i) Section 11.01 or Section 11.02 in respect of any claim involving fraud or fraudulent misrepresentation or willful misconduct or any breach of any representation or warranty contained in Section 3.14 or (ii) Section 11.01(ii), Section 11.01(iii) or Section 11.01(iv).

(c)           Notwithstanding anything in this Agreement to the contrary, Seller shall have no obligation to indemnify under this Agreement for any Taxes arising in any period (or portion thereof) beginning on or after the day after the Calculation Date.

11.05           Procedure for Indemnification.

(a)           Notice.  Whenever any claim shall arise for indemnification under this ARTICLE 11, the Indemnified Party shall promptly notify the Indemnifying Party of the claim and, when known, the facts constituting the basis for such claim.  In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom.

(b)           Settlement of Losses.  The Indemnified Party shall not settle, consent to the entry of a judgment of or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent (which consent shall not be unreasonably withheld or delayed) of the Indemnifying Party.

11.06           Rights of Indemnifying Party.

(a)           Right to Assume the Defense.  In connection with any claim which may give rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a Person other than the Indemnified Party, the Indemnifying Party, may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding, which defense shall be prosecuted by the Indemnifying Party to a final conclusion or settlement in accordance with the terms hereof; provided, however, the Indemnifying Party may not assume such defense if it would be a material conflict of interest or materially adverse to the interests of the Indemnified Party.

(b)           Procedure.  If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall (i) select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such claims or legal proceedings, and (ii) take all steps necessary in the defense or settlement thereof, at its sole cost and expense.  If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnified Party shall provide any information or authorization as may be reasonably necessary to allow the Indemnifying Party to defend such claim or legal proceeding.  The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its sole cost and expense, or take any other actions it reasonably believes to be necessary or appropriate to protect its interests.

(c)           Settlement of Losses.  The Indemnifying Party shall not consent to a settlement of or the entry of any judgment arising from, any such claim or legal proceeding, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed).

(d)           Decline to Assume the Defense.  If (a) the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within thirty (30) days after the date the Indemnifying Party is notified of such claim by the Indemnified Party, (b) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (c) the claim seeks an injunction or equitable relief against the Indemnified Party, or (d) the Indemnifying Party is failing to prosecute or defend such claim in good faith, then:  (i) the Indemnified Party may defend against such claim or litigation, at the sole cost and expense (which cost and expense shall be reasonable) of the Indemnifying Party, in such manner as it may deem reasonably appropriate, including settling such claim or litigation, subject to the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed), and (ii) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its sole cost and expense.

11.07           Exclusive Remedy.

Notwithstanding anything to the contrary which may be contained herein, (i) the indemnities set forth in this ARTICLE 11 shall become effective as of the Initial Closing Date except for indemnities related the Acquired Entities to be acquired at the Subsequent Closing which shall become effective as of the Subsequent Closing and (ii) except as provided in Article 9, Section 6.04 or  Section 13.03, if the Initial Closing shall occur the indemnities set forth in this ARTICLE 11 shall be the exclusive remedies of Purchaser and Seller and their respective members, officers, directors, employees, agents and Affiliates due to breach or misrepresentation of, or inaccuracy in, a representation or warranty, nonfulfillment or failure to perform any covenant or agreement contained in this Agreement, and the Parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which the Parties hereto hereby waive.

11.08           Indemnity Treatment.

Any amount of indemnification payable pursuant to the provisions of this ARTICLE 11 shall to the extent possible, be treated as an adjustment to the Purchase Price for Tax and all other applicable purposes.

11.09           Payment of Claims.

All indemnity claims shall be paid by an Indemnifying Party in immediately available funds within twenty (20) days after its receipt of the corresponding claims under Section 11.03 (the “Indemnity Payment Date”) unless any such claim is disputed in good faith by the Indemnifying Party within such twenty (20) day period.  If an Indemnifying Party so disputes any such claim, the Indemnifying Party shall make payment of any amount of such claim which is not disputed by not later than the Indemnity Payment Date, and shall withhold payment of the disputed amount of such claim until final determination of liability with respect to such claim in accordance with this Agreement, whereupon the Indemnifying Party shall pay the amount so determined to be owed.

ARTICLE 12
TERMINATION

12.01           Termination.

(a)           This Agreement may be terminated at any time prior to the Initial Closing as follows:

(i)            by mutual written consent of the Purchaser and the Seller;

(ii)           by either Seller or Purchaser if the Initial Closing has not occurred on or before December 15th, 2015 (the “Termination Date”) and the failure to consummate the transactions contemplated by this Agreement is not caused by a breach of this Agreement by the terminating party;

(iii)          by Purchaser if there has been a breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in a failure of a condition set forth in Section 7.01(a) or 7.01(b), and (ii) either (x) cannot be cured prior to the Termination Date, or (y) is a breach of Seller’s obligations to transfer the Acquired Interests at the Closing in accordance with this Agreement;

(iv)           by Seller if there has been a breach by Purchaser of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in a failure of a condition set forth in Section 8.01(a) or 8.01(b), and (ii) either (x) cannot be cured prior to the Termination Date, or (y) is a breach of Purchaser’s obligations to pay the Purchase Price at the Closing in accordance with this Agreement.

(b)           If the Subsequent Closing has not occurred on or before July 1, 2016 (the “Subsequent Termination Date”) and the failure to consummate the transactions contemplated by this Agreement is not caused by a breach of this Agreement regarding the Subsequent Closing by the terminating party, either Seller or Purchaser may terminate all the obligations of the Seller and the Purchaser set forth in this Agreement with respect to the Subsequent Closing.  In such case, all the provisions of this Agreement regarding the Subsequent Acquired Interests, the Subsequent Purchase Price and the Subsequent Closing shall become with no force and effect and there will be no liability or obligation on the part of either Seller or Purchaser (or any of their respective Representatives or Affiliates) in respect of such provisions.

12.02           Effect of Termination.

(a)           If this Agreement is validly terminated pursuant to Section 12.01, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of either Seller or Purchaser (or any of their respective Representatives or Affiliates) in respect of this Agreement, except that the applicable portions of Article 1, this Section 12.02, and the entirety of 13.05, 13.06 and 13.15 will continue to apply following any termination; provided, however, that nothing in this Section 12.02 shall release any Party from liability for any breach in this Agreement by such Party prior to the termination of this Agreement (and any attempted termination by the breaching Party shall be void).

(b)           Upon termination of this Agreement by a Party for any reason, Purchaser shall, at Seller’s request, return or destroy all documents and other materials of Seller relating to the applicable Acquired Entities, the assets of CR Class B Holdings, IPB Holdings and PB Expansion Class B Holdings and the transactions contemplated hereby.  Each Party shall also, at the request of the other Party, return to the other Party or destroy any information relating to the Parties to this Agreement furnished by one Party to the other, whether obtained before or after the execution of this Agreement.

ARTICLE 13
MISCELLANEOUS

13.01           Notices.

All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally by reputable national overnight courier service or by registered or certified mail (postage prepaid) to the Parties at the following addresses, as applicable:

If to Purchaser, to:

TerraForm IWG Acquisition Holdings III, LLC
c/o TerraForm Power, LLC
7550 Wisconsin Avenue, 9th Floor
Bethesda, Maryland 20814
Attention: Legal, TerraForm

With a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP
405 Howard Street
San Francisco, CA 94105
Attn: Mark Weitzel

If to Seller, to:	Invenergy Wind Global LLC
c/o Invenergy LLC
One South Wacker Drive, Suite 1800
Chicago, IL 60606
Attention: General Counsel

With a copy to:	Winston & Strawn LLP
35 West Wacker Drive
Chicago, IL 60601
Attn: Laurette Petersen

Notices, requests and other communications will be deemed given upon the first to occur of such item having been (a) delivered personally to the address provided in this Section 13.01, or (b) delivered by registered or certified mail or by reputable national overnight courier service in the manner described above to the address provided in this Section 13.01.  Any Party from time to time may change its address or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party.

13.02           Entire Agreement.

This Agreement, the other Investment Documents, the Confidentiality Agreement, the Assignments of Membership Interests, and the exhibits and schedules hereto and thereto, and the other documents executed and delivered on each Closing Date, shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments, and understandings and all other letters, memoranda or other documents or communications, whether oral, written or electronic, in connection with the negotiation and execution of this Agreement and with respect to the subject hereof.

13.03           Specific Performance.

The parties to this Agreement agree that if any of the provisions of Articles 5 or 6, Sections 2.01, 2.02, 2.03, or Section 13.06 of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur and money damages may not be a sufficient remedy.  In addition to any other remedy at law or in equity, each of Purchaser and Seller shall be entitled to specific performance by the other Party of its obligations under this Agreement and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy.

13.04           Time of the Essence.

Time is of the essence with regard to all duties and time periods set forth in this Agreement.

13.05           Expenses.

Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party will pay its own costs and expenses incurred in connection with the negotiation, execution and Closing of this Agreement.

13.06           Confidentiality.

Unless and until a Closing occurs, all information disclosed to a Party by another Party pursuant to this Agreement shall be governed by the Confidentiality Agreement and the Parties will abide by the provisions of the Confidentiality Agreement.  From and after a Closing Date the Confidentiality Agreement no longer applies with respect to information relating to the applicable Projects and Acquired Entities.  With respect to each Project, from and after the applicable Closing Date, the Seller will hold, and will cause its Affiliates and Representatives to hold, in strict confidence from any other Person all information (except for basic information about the Projects such as name, location and size) and documents relating to the applicable Acquired Entities and the Projects, provided that nothing in this sentence shall limit the disclosure by any Party of any information (a) to the extent required by Law or judicial process (provided that if permitted by Law, each Party agrees to give the other Party prior notice of such disclosure in sufficient time to permit such other Party to obtain a protective order should they so determine), (b) in connection with any litigation between the Parties (provided that such Party has taken all reasonable actions to limit the scope and degree of disclosure in any such litigation), (c) in an Action or Proceeding brought by a Party in pursuit of its rights or in the exercise of its remedies under the Investment Documents, (d) to the extent that such documents or information can be shown to have come within the public domain through no action or omission of the disclosing Party or its Affiliates or Representatives, and (e) to its Affiliates (but the Party shall be liable for any breach by its Affiliates).

13.07           Waiver.

Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition and delivered pursuant to Section 13.01.  No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

13.08           Amendment.

This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party.  Notwithstanding the forgoing nor anything in this Agreement to the contrary, this Section 13.08 and Sections 13.09, 13.12, 13.13, 13.14 and 13.21, in each case solely as such Section relates to the Financing Sources (and any provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of this Section 13.08 or Sections 13.09, 13.12 13.13, 13.14 or 13.21, in each case solely as such Section relates to the Financing Sources) may not be amended, modified, waived or terminated in a manner that is adverse in any respect to the Financing Sources without the prior written consent of the Lead Arrangers.

13.09           No Third Party Beneficiary.

The terms and provisions of this Agreement are intended solely for the benefit of each Party and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person other than any Person entitled to indemnity under ARTICLE 9 or ARTICLE 11, except that the Financing Sources shall be third party beneficiaries of Section 13.08, this Section 13.09, and Sections 13.12, 13.13, 13.14 and 13.21 hereof, in each case solely as such Sections relate to the Financing Sources.

13.10           Assignment.

The obligations of the Parties under this Agreement are not assignable without the prior written consent of the other Party, which such Party may withhold in its discretion; provided however, that (a) any such assignment to an Affiliate of the Purchaser or Seller following the Closing shall not require consent so long as the guaranties provided by the assignor party remain in full force and effect and are applicable to such Affiliate assignee, and (b) any such assignee parties agree to be bound by this Agreement and such assignment shall not relieve the assignor party from its obligations hereunder.   The Original Purchaser Parent Guaranty may, without the prior written consent of Seller, be replaced with a guaranty substantially in the form attached hereto as Exhibit I with SunEdison, Inc. or such other creditworthy guarantor acceptable to the Seller in its sole discretion as guarantor thereunder (the “Replacement Purchaser Parent Guaranty”).  Upon execution of the Replacement Purchaser Parent Guaranty, the Original Purchaser Parent Guaranty shall automatically terminate and be of no further force or effect, and neither TerraForm Power nor the beneficiary thereunder shall thereafter have any rights or obligations thereunder.

13.11           Severability.

Any provision of this Agreement which is invalid, illegal, or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.  Should any provision of this Agreement be or become invalid or unenforceable as a whole or in part, this Agreement shall be reformed to come closest to the original intent and purpose of the Parties.

13.12           Governing Law.

THIS AGREEMENT (INCLUDING THE PROVISIONS RELATING TO THE FINANCING SOURCES) SHALL BE GOVERNED IN ALL RESPECTS BY THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF EXCEPT FOR SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

13.13           Consent to Jurisdiction

ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT, INCLUDING LEGAL PROCEEDINGS AGAINST ANY FINANCING SOURCES ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT,  SHALL BE TRIED AND LITIGATED EXCLUSIVELY IN THE STATE OR FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN, STATE OF NEW YORK, EXCEPT THAT ACTIONS TO COLLECT ON OR ENFORCE AN INTERIM OR FINAL JUDGMENT MAY BE FILED IN ANY COURT HAVING JURISDICTION.  THE AFOREMENTIONED CHOICE OF VENUE IS INTENDED BY THE PARTIES TO BE MANDATORY AND NOT PERMISSIVE IN NATURE, THEREBY PRECLUDING THE POSSIBILITY OF LITIGATION BETWEEN THE PARTIES WITH RESPECT TO OR ARISING OUT OF THIS AGREEMENT IN ANY JURISDICTION OTHER THAN THAT SPECIFIED IN THIS SECTION 13.13.  EACH PARTY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR SIMILAR DOCTRINE OR TO OBJECT TO VENUE WITH RESPECT TO ANY PROCEEDING BROUGHT IN ACCORDANCE WITH THIS SECTION 13.13, AND STIPULATES THAT THE STATE AND FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN, STATE OF NEW YORK, SHALL HAVE IN PERSONAM JURISDICTION OVER EACH OF THEM FOR THE PURPOSE OF LITIGATING ANY SUCH DISPUTE, CONTROVERSY, OR PROCEEDING.  EACH PARTY HEREBY AUTHORIZES AND ACCEPTS SERVICE OF PROCESS SUFFICIENT FOR PERSONAL JURISDICTION IN ANY ACTION AGAINST IT AS CONTEMPLATED BY THIS SECTION 13.13 BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, POSTAGE PREPAID, TO ITS ADDRESS FOR THE GIVING OF NOTICES AS SET FORTH IN SECTION 13.01.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

13.14           Waiver of Jury Trial.

TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY LEGAL ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT OR THAT OTHERWISE RELATES TO THIS AGREEMENT, INCLUDING LEGAL PROCEEDINGS AGAINST ANY FINANCING SOURCES ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

13.15           Attorneys’ Fees.

If suit or action is filed by any Party to enforce the provisions of this Agreement or otherwise with respect to the subject matter of this Agreement, the prevailing Party shall be entitled to recover reasonable attorneys’ fees related thereto (as the prevailing Party and the amount of recoverable attorneys’ fees are determined by a court of competent jurisdiction in a final non-appealable order).

13.16           Limitation on Certain Damages.

NO CLAIMS SHALL BE MADE BY ANY PARTY HERETO OR ANY OF ITS AFFILIATES, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS AGAINST ANY OTHER PARTY HERETO OR ANY OF ITS AFFILIATES, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES (INCLUDING, ONLY IF THE CLOSING DOES NOT OCCUR, DAMAGES FOR LOST OPPORTUNITY, LOST PROFITS OR REVENUES OR LOSS OF USE OF SUCH PROFITS OR REVENUES)  (WHETHER OR NOT THE CLAIM THEREFOR IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, DUTY IMPOSED BY LAW OR OTHERWISE), IN CONNECTION WITH, ARISING OUT OF OR IN ANY WAY RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ACT OR OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH; AND EACH PARTY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY SUCH CLAIM FOR ANY SUCH SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR UNLESS SUCH DAMAGES ARE AWARDED TO A THIRD PERSON AS BEING PAYABLE TO SUCH THIRD PERSON BY AN INDEMNIFIED PARTY PURSUANT TO A CLAIM IN RESPECT OF WHICH SUCH INDEMNIFIED PARTY IS ENTITLED TO BE INDEMNIFIED IN ACCORDANCE WITH ARTICLE 11, PROVIDED, HOWEVER, THAT LOSSES RESULTING FROM THE LOSS OF PTCs SHALL NOT CONSTITUTE SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES.

13.17           Disclosures.

Seller or Purchaser may, at its option, include in the Disclosure Schedules items that are not material in order to avoid any misunderstanding, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement.  In no event shall the inclusion of any matter in the Disclosure Schedules be deemed or interpreted to broaden Seller’s or Purchaser’s representations, warranties, covenants or agreements contained in this Agreement.  The mere inclusion of an item in the Disclosure Schedules shall not be deemed an admission by Seller or Purchaser that such item represents a material exception or fact, event, or circumstance.

The information and disclosures contained in each schedule of the Disclosure Schedules shall be deemed to be disclosed and incorporated by reference in each of the other schedules of the Disclosure Schedules only if there is an explicit cross-reference thereto.

13.18           Facsimile Signature; Counterparts.

This Agreement may be executed in any number of counterparts and by separate Parties hereto on separate counterparts, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument.  Delivery of an executed counterpart of this Agreement by facsimile or transmitted electronically in either Tagged Image File Format (“TIFF”) or Portable Document Format (“PDF”) shall be equally effective as delivery of a manually executed counterpart hereof.

13.19           Public Announcements.

Each Party will consult with the other Parties before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated herein and will not issue, or permit any of its respective Affiliates to issue, any such press release or make any such public statement without the consent of the other Parties (which consent shall not be unreasonably withheld or delayed) unless such action is required by Law.  The Parties each will be given the opportunity to review in advance, upon their respective request all information relating to this Agreement, the transactions contemplated hereby that appears in any energy regulatory filing made in connection with the transactions contemplated hereby or thereby.

13.20           No Strict Construction.

This Agreement, the other Investment Documents, the Confidentiality Agreement, the Assignments of Membership Interests, and the exhibits and schedules hereto and thereto are the result of negotiations among, and have been reviewed by, the Parties and their respective counsel.  Accordingly, this Agreement, the other Investment Documents, the Confidentiality Agreement, the Assignments of Membership Interests, and the exhibits and schedules hereto and thereto shall be deemed to be the product of all of the Parties, and no ambiguity shall be construed in favor of or against any Party.

13.21           Financing Sources.

Notwithstanding anything to the contrary in this Agreement, the Financing Sources (in their capacity as such) shall not have any liability to the Seller or any of its equity holders, representatives or Affiliates relating to or arising out of this Agreement, the financing of the transactions contemplated hereby, whether at law or equity, in contract or tort or otherwise, and the Seller and its equity holders, representatives and Affiliates shall not have any rights or claims, and shall not seek any loss or damage or any other recovery or judgment of any kind, including direct, indirect, consequent, special, exemplary or punitive damages, against any Financing Source (in its capacity as such) under this Agreement or the financing of the transactions contemplated hereby, whether at law or equity, in contract tort or otherwise.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized representative of each Party as of the date first above written.

“Purchaser”

TerraForm IWG Acquisition Holdings III, LLC,

a Delaware limited liability company

By:	/s/ Brian Wuebbels

Name:	Brian Wuebbels

Title:	Authorized Representative

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized representative of each Party as of the date first above written.

“Seller”

INVENERGY WIND GLOBAL LLC,
a Delaware limited liability company

By:	/s/ Stephen D. Ryder

Name:	Stephen D. Ryder
Title:	Vice President